Exhibit 10.1

Execution Version

STOCK PURCHASE AGREEMENT

DATED AS OF MAY 18, 2012

BY AND AMONG

NORDSON CORPORATION

(“BUYER”)

AND

BERTRAM GROWTH CAPITAL I, L.P.,

A DELAWARE LIMITED PARTNERSHIP,

BERTRAM GROWTH CAPITAL II, L.P.,

A DELAWARE LIMITED PARTNERSHIP,

AND

BERTRAM GROWTH CAPITAL II-A, L.P.,

A DELAWARE LIMITED PARTNERSHIP

(COLLECTIVELY, “SELLERS”)

AND

EDI HOLDINGS, INC., A DELAWARE CORPORATION

(THE “COMPANY”)

4.7	Brokers	27
4.8	Representations	27

ARTICLE 5 PRE-CLOSING COVENANTS		27
5.1	No Transfer or Inconsistent Action	27
5.2	Conduct of Business in Ordinary Course	27
5.3	Buyer’s Investigation	29
5.4	Advice of Changes	29
5.5	Reasonable Efforts	29
5.6	Termination	29
5.7	Public Announcement	30
5.8	Consents; HSR Approval	30
5.9	Supplements to Disclosure Schedules	31
5.10	280G Covenant	31
5.11	Director and Officer Liability and Indemnification	32

ARTICLE 6 CONDITIONS PRECEDENT TO CLOSING		32
6.1	Conditions to Each Party’s Obligations	32
6.2	Conditions to Obligations of Buyer	32
6.3	Conditions to Obligations of Sellers	33

ARTICLE 7 CLOSING		34
7.1	Time and Place	34
7.2	Deliveries of Sellers	34
7.3	Deliveries of Buyer	35

ARTICLE 8 COVENANTS AFTER CLOSING		36
8.1	Further Conveyances	36
8.2	Indemnification and Remedies	36
8.3	Tax Matters	40
8.4	Employee Benefits	43
8.5	Release by Sellers	43
8.6	Non-Solicitation	45

ARTICLE 9 MISCELLANEOUS		45
9.1	Confidentiality	45
9.2	Notices, Consents, etc.	46
9.3	Amendment and Waiver	47
9.4	Documents	47
9.5	Counterparts	47
9.6	Expenses	47
9.7	Choice of Law	47
9.8	Assignment	48
9.9	Certain Rules of Construction	48
9.10	Entire Agreement	61

9.11	Third Parties	61
9.12	Specific Performance	61
9.13	Severability	61

LIST OF EXHIBITS

A	Option Termination Agreement

B	Escrow Agreement

LIST OF SCHEDULES

1.2	Option Cancellation Payments

2.1(a)	Closing Indebtedness Amount

2.1(b)	Change-in-Control Payments

2.1(c)	Allocation of Purchase Price Among Sellers

2.2(a)	Post-Closing Indebtedness

2.2(d)	Seller Transaction Expenses Payees

2.3(b)	Example Working Capital Calculation

3.1	Capitalization

3.1(a)	List of Disqualified Persons

3.3	Subsidiaries and Foreign Qualifications

3.6	Transactions Not a Breach

3.7	Financial Statements

3.8(a)	Inventory

3.8(b)	Accounts Receivable

3.9(a)	Personal Property Leases

3.9(b)	Leased Real Property

3.9(e)	Real Estate Options

3.10(a)	Taxes

3.10(b)	Tax Audits

3.10(c)	Jurisdiction of Filed Tax Returns

3.11	Material Contracts

3.12	Litigation

3.13(c)	Intellectual Property Licenses

3.13(e)	List of Patents, Marks and Copyrights

3.13(f)	Intellectual Property Contracts

3.13(h)	Intellectual Property Claims Against Company

3.13(i)	Intellectual Property Claims By Company

3.13(m)	Software

3.14	Absence of Certain Developments

3.15	Insurance Policies

3.16	Licenses and Permits

3.17(a)	List of Employee Benefit Plans

3.17(b)	Unwritten Employee Benefit Plans

3.17(c)	Compliance of Employee Benefit Plans

3.17(f)	Multiemployer Plans, Pension Plan or Retiree Welfare Plan

3.17(j)	Termination/Amendment of Employee Benefit Plans

3.17(k)	Employment Agreements

3.17(m)	Foreign Benefit Plans

3.18	Environmental Matters

3.19	Salaries

3.20	Personnel Agreements, Plans and Arrangements

3.21	Warranties

3.22	Brokers Fees

3.23	Customers and Suppliers

3.24	Related Party Transactions

5.2(b)	Conduct of Business in Ordinary Course

6.2(e)	Sellers’ Consents

6.3(d)	Buyer’s Consents

8.2(a)	Covered Matters

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) dated effective as of May 18, 2012 (the “Effective Date”) by and among Nordson Corporation, an Ohio corporation (“Buyer”), and BERTRAM GROWTH CAPITAL I, L.P., a Delaware limited partnership (“BGC I”), BERTRAM GROWTH CAPITAL II, L.P., a Delaware limited partnership (“BGC II”), and BERTRAM GROWTH CAPITAL II-A, L.P., a Delaware limited partnership (“BGC II-A,” and each of BGC I, BGC II and BGC II-A are referred to herein as a “Seller,” and collectively, “Sellers”), and EDI HOLDINGS, INC., a Delaware corporation (the “Company”), recites and provides as follows:

RECITALS

A. Sellers in the aggregate own of record all of the issued and outstanding capital stock of EDI Holdings, Inc., a Delaware corporation (the “Company”), and all of the voting power of the outstanding capital stock of the Company. The Company’s outstanding capital stock consists solely of Series A preferred shares (the “Shares”).

B. The Company is the record owner of all the issued and outstanding equity of Extrusion Dies Industries, LLC, a Delaware limited liability company (“EDI LLC”), which in turn is the record owner of all the issued and outstanding equity of Premier Dies Corporation, a Wisconsin corporation (“Premier,” and together with EDI LLC, the “Domestic Subsidiaries”), EDI Precision Dies (Shanghai) Co. Ltd., a Chinese company limited (“EDI China”), EDI Asia Pacific KK, a Japanese business corporation (“EDI Japan”), and EDI GmbH, a German company with limited liability (“EDI Germany”). EDI Germany is the record owner of all the issued and outstanding equity of Extrusion Dies Management GmbH, a German company with limited liability (“Management GmbH”), and EDI Germany is the sole limited partner and Management GmbH is the sole general partner of EDI GmbH & Co KG, a German limited partnership (“KG,” and together with EDI China, EDI Japan, EDI Germany, and Management GmbH, the “Foreign Subsidiaries,” and collectively with the Domestic Subsidiaries, the “Subsidiaries”).

C. Buyer desires to acquire from Sellers, and Sellers desire to sell to Buyer, the Shares, subject to the terms and conditions set forth herein.

D. Defined terms used herein are defined in the list of definitions contained in Section 9.9(e) and sometimes directly in the text in which they are used.

NOW THEREFORE, in consideration of the mutual covenants of the parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

BASIC TRANSACTION

1.1 Agreement to Purchase and Sell the Shares. At Closing, Buyer shall purchase from Sellers, and Sellers shall sell, convey, assign, transfer and deliver to Buyer, on the terms and subject to the conditions contained in this Agreement, the Shares, free and clear of all Liens of any kind or nature. At Closing, Sellers shall deliver to Buyer certificates evidencing the Shares, duly endorsed or with duly endorsed stock powers in favor of Buyer.

1.2 Cancellation of Company Options. Effective as of the Closing, each stock option that is outstanding immediately prior to the Closing (each, a “Company Option,” and collectively, the “Company Options”) granted under any Company Stock Plan, without regard to the extent then vested and exercisable, shall be terminated and, in consideration of such termination, Buyer shall, or shall cause the Company to, at Closing, pay to each holder of Company Options, an amount in respect thereof equal to the amount specified next to each holder’s name on Schedule 1.2, which Schedule may be updated from time to time by Sellers no later than two (2) Business Days prior to Closing, such specified amounts to be gross of all Taxes that are owed by the Company or the holder (the “Option Cancellation Payments”), and the payments actually made by the Company to each holder shall be net of the Company’s portion of all employment, FICA and related Taxes as well as any required withholdings that the Company is required to make with respect to the holder. No Option Cancellation Payment shall be made to any holder pursuant to this Section 1.2 unless the holder executes, delivers and continues to comply with an Option Termination Agreement substantially in the form attached as Exhibit A (an “Option Termination Agreement”). As of the Closing, all Company Options shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto other than the right to receive the cash payment, if any, contemplated by this Section 1.2.

ARTICLE 2

CONSIDERATION AND MANNER OF PAYMENT

2.1 Purchase Price. The aggregate purchase price for the Shares (the “Purchase Price”) is an amount equal to (i) $200,000,000, (ii) minus the amount set forth on Schedule 2.1(a), which may be updated from time to time by Sellers prior to Closing (the “Closing Indebtedness Amount”), (iii) minus the amount of the Option Cancellation Payments, (iv) minus the amount set forth on Schedule 2.1(b), which may be updated from time to time by Sellers prior to Closing (the “Change-in-Control Payments”), (v) minus the aggregate amount of the Seller Transaction Expenses (the “Seller Transaction Expenses Amount”), (vi) plus an amount equal to the positive Estimated Adjustment or minus an amount equal to the negative Estimated Adjustment, as the case may be, (vii) plus an amount equal to the value of the outstanding German letters of credit as of Closing identified as Item 2 on Schedule 2.2(a), which schedule may be updated from time to time by Sellers prior to Closing, and (viii) plus an amount of Cash to remain with the Company at the Closing, which amount shall be mutually agreed between Buyer and Sellers taking into account the Company’s historical cash needs for normal operations. The Purchase Price shall be subject to adjustment post-Closing as set forth in Section 2.3. The Purchase Price shall be allocated between Sellers as set forth on Schedule 2.1(c) (the relative allocation among the Sellers being their respective “Allocable Percentage”), which may be updated from time to time by Sellers prior to Closing. For purposes of the foregoing clause (vii), such amount shall be equal to the United States dollar equivalent (using the Exchange Rate) of the Euro balances contained in the Subsidiaries’ bank accounts supporting such letters of credit (assuming for this purpose that such accounts continue to maintain balances in accordance with the requirements of such letters of credit).

2.2 Payment of Purchase Price and Other Closing Payments.

(a) Taking into account the Closing payments to be made by Buyer pursuant to Section 2.2(b), the Company shall be transferred free of Indebtedness and Cash at Closing except as otherwise specified herein, and all Indebtedness shall be repaid at or prior to Closing with the exception of Indebtedness listed on Schedule 2.2(a), which shall remain outstanding and continue as an obligation of the Company or its Subsidiaries. With respect to the letters of credit set forth in Item 1 on Schedule 2.2(a), Buyer shall, at the Closing, either (i) provide cash collateral to the issuer of such letters of credit in support of such letters of credit or (ii) arrange for a new letter(s) of credit to support such letters, in either case, in order to permit the Company’s credit facility with Bank of Montreal to be terminated as of the Closing.

(b) Buyer shall deposit with KeyBank, N.A., as escrow agent (the “Escrow Agent”), pursuant to an Escrow Agreement by and among Buyer, Sellers, the Escrow Agent and the Persons receiving Option Cancellation Payments substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”), (i) an amount equal to $5,000,000 (the “General Escrow Amount”) as a source for the payment and discharge of any indemnification obligations owed to any Buyer Indemnified Party as set forth herein, and (ii) an amount equal to $500,000 (the “Working Capital Escrow Amount”) as a source for the payment and discharge of any adjustments to the Purchase Price payable to Buyer pursuant to Section 2.3(f), to be disbursed as and to the extent provided in the Escrow Agreement. The General Escrow Amount and the Working Capital Escrow Amount shall include the amounts withheld from the Option Cancellation Payments pursuant to the Option Termination Agreements (the “Option Holder Escrow Funds”).

(c) Buyer shall pay to Sellers at Closing an amount equal to the Purchase Price less an amount equal to the difference between (i) the sum of the General Escrow Amount plus the Working Capital Escrow Amount, and (ii) the Option Holder Escrow Funds, by wire transfer of immediately available funds to an account designated by each Seller.

(d) At Closing, Buyer shall cause the Company to pay to (i) each Person identified on Schedule 1.2 who has signed, delivered to the Company and is in compliance with an Option Termination Agreement the amount specified next to such Person’s name therein by check or wire transfer of immediately available funds, less all Taxes required to be deducted and withheld by the Company with respect to amounts payable under the Option Termination Agreements and less the applicable Option Holder Escrow Funds; (ii) the Closing Indebtedness Amount to the Persons designated on Schedule 2.1(a); (iii) the Change-in-Control Payments to the Persons designated on Schedule 2.1(b), less all Taxes required to be deducted and withheld by the Company with respect to amounts payable thereunder; and (iv) the Seller Transaction Expenses Amount to the Persons designated on Schedule 2.2(d), which Persons may be updated from time to time by Sellers prior to Closing. None of the foregoing payments shall be deemed to be consideration to Sellers for the Shares.

2.3 Working Capital Purchase Price Adjustment. The Purchase Price shall be subject to adjustment as follows:

(a) Working Capital Collar Amounts. If the Operating Working Capital as of the Closing Date (as determined in the final Closing Statement, as defined below) (the “Closing Operating Working Capital”) is greater than $3,616,000 (the “Upper Collar Amount”), the Purchase Price will be increased by an amount equal to (i) the amount of the Closing Operating Working Capital, less (ii) the Upper Collar Amount (the “Purchase Price Increase Amount”). If the Closing Operating Working Capital is less than $3,272,000 (the “Lower Collar Amount”), the Purchase Price will be decreased by an amount equal to (i) the Lower Collar Amount, less (ii) the Closing Operating Working Capital (the “Purchase Price Decrease Amount”). If the Closing Operating Working Capital is between the Upper Collar Amount and the Lower Collar Amount (the “Working Capital Collar”), then there shall be no Purchase Price adjustment.

(b) Calculation of Estimated Closing Operating Working Capital. At least two (2) Business Days prior to the Closing Date, Sellers will deliver to Buyer an estimate of the Closing Operating Working Capital (the “Estimated Closing Operating Working Capital”). The Estimated Closing Operating Working Capital shall be accompanied by reasonable supporting documentation, and shall be prepared in a manner consistent with the example working capital calculation attached hereto as Schedule 2.3(b) (the “Example Working Capital Calculation”) and the line items, adjustments, accounting principles and practices referred to therein. Buyer shall have the right to review the Estimated Closing Operating Working Capital and such supporting documentation or data of the Company and its Subsidiaries as Buyer may reasonably request. If Buyer does not agree with the Estimated Closing Operating Working Capital, Sellers and Buyer shall negotiate in good faith to mutually agree on an acceptable Estimated Closing Operating Working Capital, and Sellers shall consider in good faith any proposed comments or changes that Buyer may reasonably suggest; provided, however, that the failure to include in the Estimated Closing Operating Working Capital any changes proposed by Buyer, or the acceptance by Buyer of the Estimated Closing Operating Working Capital, or the consummation of the Closing, shall not limit or otherwise affect Buyer’s remedies under this Agreement, including Buyer’s right to include such changes or other changes in the Closing Statement (as hereinafter defined), or constitute an acknowledgment by Buyer of the accuracy of the Estimated Closing Operating Working Capital; provided, further, that the failure of Buyer and Sellers to reach such mutual agreement shall not give any party the right to terminate this Agreement or otherwise fail to close the transactions contemplated hereunder. The Estimated Closing Operating Working Capital as agreed to by Sellers and Buyer or, if Sellers and Buyer fail to reach agreement, as delivered by Sellers, shall be the figure used for purposes of determining the Estimated Adjustment (as defined below).

(c) Estimated Adjustment at Closing. At Closing, but subject to final adjustment post-Closing pursuant to Section 2.3(f), the Purchase Price shall be increased by the amount, if any, that the Estimated Closing Operating Working Capital exceeds the Upper Collar Amount, or decreased by the amount, if any, that the Lower Collar Amount exceeds the Estimated Closing Operating Working Capital (any such difference, the “Estimated Adjustment”). If the Estimated Closing Operating Working Capital is within the Working Capital Collar, no Estimated Adjustment to the Purchase Price shall be made.

(d) Preparation of Closing Statement. As promptly as possible, but in any event within sixty (60) days after the Closing Date, Buyer will deliver to Sellers its calculation of the Closing Operating Working Capital (the “Closing Statement”). The Closing Statement shall be accompanied by reasonable supporting documentation and shall be prepared in a manner consistent with the Example Working Capital Calculation and the line items, adjustments, accounting principles and practices referred to therein.

(e) Review of Closing Statement. Buyer will, and will cause the Company and its Subsidiaries to, (i) provide Sellers and their respective representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Company and its Subsidiaries responsible for the preparation of the Closing Statement for purposes of their review of the Closing Statement, and (ii) cooperate in all reasonable respects with Sellers and their respective representatives in connection with such review, including providing on a timely basis all other information necessary in connection with the review of the Closing Statement as is reasonably requested by Sellers or their respective representatives. If Sellers have any objections to the Closing Statement, Sellers will deliver to Buyer a statement setting forth their objections thereto (an “Objections Statement”), which statement will identify in reasonable detail those items and amounts to which Sellers object (the “Disputed Items”). If an Objections Statement is not delivered to Buyer within sixty (60) days after delivery of the Closing Statement, the Closing Statement as prepared by Buyer will be final, binding and non-appealable by the parties; provided that, in the event Buyer, the Company or any of its Subsidiaries does not provide any papers or documents reasonably requested by the Sellers or any of their authorized representatives within five (5) days of request therefor (or such shorter period as may remain in such 60-day period), such 60-day period will be extended by one (1) day for each additional day required for Buyer, the Company or one of its Subsidiaries to fully respond to such request. Sellers and Buyer will negotiate in good faith to resolve the Disputed Items, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement to Buyer, Sellers or Buyer may submit, within ten (10) days after the expiration of the 30-day period and with a copy of such submission to the other party, any unresolved Disputed Items to KPMG LLP (the “Accounting Firm”). In the event the parties submit any unresolved Disputed Items to the Accounting Firm, each party will submit a Closing Statement (which in the case of each party may be a Closing Statement that, with respect to the unresolved Disputed Items (but not, for the avoidance of doubt, with respect to any other items), is different than the Closing Statement initially submitted to Sellers, or the Objections Statement delivered to Buyer, as applicable) together with such supporting documentation as it deems appropriate, to the Accounting Firm, with a copy to the other party, within thirty (30) days after the date on which such unresolved Disputed Items were submitted to the Accounting Firm for resolution. Sellers and Buyer will each be entitled to meet with the Accounting Firm and will use their respective commercially reasonable efforts to cause the Accounting Firm to resolve such dispute as soon as practicable, but in any event within thirty (30) days after the date on which the Accounting Firm receives the Closing Statements prepared by Sellers and Buyer. The Accounting Firm shall review only the unresolved Disputed Items and will resolve such items by issuing a written ruling, which shall include a revised balance sheet consistent with the principles stated in Section 2.3(d) and setting forth the Accounting Firm’s calculation of Closing Operating

Working Capital (provided that the Accounting Firm’s resolution of each unresolved Disputed Item shall consist of the determination of an appropriate value for each such item, which value shall be equal to one of, or between, the values proposed in the Closing Statement submitted by Buyer to the Accounting Firm and in the Closing Statement submitted by Sellers to the Accounting Firm). Sellers and Buyer will use their respective commercially reasonable efforts to cause the Accounting Firm to notify them in writing of its resolution of such dispute as soon as practicable. The Closing Statement rendered by the Accounting Firm will be final, binding and non-appealable by the parties. Each party will bear its own costs and expenses in connection with the resolution of such dispute by the Accounting Firm. Buyer shall bear a portion of the costs and expenses of the Accounting Firm determined by multiplying the total such costs and expenses by a fraction, the numerator of which is equal to the aggregate dollar amount of the unresolved Disputed Items submitted to the Accounting Firm that are resolved by the Accounting Firm in Sellers’ favor, and the denominator of which is the aggregate dollar amount of such unresolved Disputed Items. Sellers shall bear the balance of such costs and expenses.

(f) Final Purchase Price Adjustments Based on Closing Statement. Within ten (10) Business Days of the date that the Closing Statement is declared final pursuant to Section 2.3(e) (the “Closing Statement Date”), the following adjustments (if any) to the Purchase Price shall be made:

(i) In the event that the Closing Operating Working Capital determined in the Closing Statement results in a Purchase Price increase pursuant to Section 2.3(a), then:

(A) if there was a positive Estimated Adjustment at Closing by way of an increase in the Purchase Price, and the Purchase Price Increase Amount exceeds such positive Estimated Adjustment, then the Buyer shall pay to the Sellers an amount equal to the difference between the Purchase Price Increase Amount and such positive Estimated Adjustment; or

(B) if there was a positive Estimated Adjustment at Closing by way of an increase in the Purchase Price, but such positive Estimated Adjustment exceeds the Purchase Price Increase Amount, the Sellers shall pay the Buyer an amount equal to the difference between such positive Estimated Adjustment and the Purchase Price Increase Amount; or

(C) if there was no Estimated Adjustment at Closing, the Buyer shall pay to the Sellers an amount equal to the Purchase Price Increase Amount; or

(D) if there was a negative Estimated Adjustment at Closing by way of a decrease in the Purchase Price, the Buyer shall pay to the Sellers an amount equal to the Purchase Price Increase Amount, plus the absolute value of such negative Estimated Adjustment.

(ii) In the event that the Closing Operating Working Capital determined in the Closing Statement results in a Purchase Price decrease pursuant to Section 2.3(a), then:

(A) if there was a negative Estimated Adjustment at Closing by way of a decrease in the Purchase Price, and the absolute value of the Purchase Price Decrease Amount exceeds the absolute value of such negative Estimated Adjustment, the Sellers shall pay the

Buyer an amount equal to the difference between the absolute value of the Purchase Price Decrease Amount and the absolute value of such negative Estimated Adjustment; or

(B) if there was a negative Estimated Adjustment at Closing by way of a decrease in the Purchase Price, but the absolute value of such negative Estimated Adjustment exceeds the absolute value of the Purchase Price Decrease Amount, the Buyer shall pay the Sellers an amount equal to the difference between the absolute value of such negative Estimated Adjustment and the absolute value of the Purchase Price Decrease Amount; or

(C) if there was no Estimated Adjustment at Closing, the Sellers shall pay to the Buyer an amount equal to the absolute value of the Purchase Price Decrease Amount; or

(D) if there was a positive Estimated Adjustment at Closing by way of an increase in the Purchase Price, the Sellers shall pay to the Buyer an amount equal to the absolute value of the Purchase Price Decrease Amount, plus the amount of such positive Estimated Adjustment.

(iii) In the event that the Closing Operating Working Capital determined in the Closing Statement results in no adjustment to the Purchase Price pursuant to Section 2.3(a), then:

(A) if there was a positive Estimated Adjustment at Closing by way of an increase in the Purchase Price, the Sellers shall pay to the Buyer an amount equal to such positive Estimated Adjustment; or

(B) if there was a negative Estimated Adjustment at Closing by way of a decrease in the Purchase Price, the Buyer shall pay the Sellers an amount equal to the absolute value of such negative Estimated Adjustment.

(g) Final Payments. Any final payments required pursuant to Section 2.3(f), shall be made within ten (10) Business Days of the Closing Statement Date, by wire transfer of immediately available funds; provided, however, that any payment due to Buyer shall first be paid out of the Working Capital Escrow Amount. In the event the Working Capital Escrow Amount is not sufficient to satisfy any amount due to Buyer under Section 2.3(f), Sellers shall pay the unpaid balance to Buyer by wire transfer of immediately available funds within ten (10) Business Days of the Closing Statement Date. Any such final payments under Section 2.3(f) shall be made either from Buyer to Sellers, or from Sellers to Buyer, as the case may be, in the same proportion as the Purchase Price was made to Sellers. Any amount to be paid pursuant to this Section 2.3 will be treated as an adjustment to the Purchase Price for all purposes. Following final payment, if any, to Buyer of any amount due to Buyer pursuant to Section 2.3(f) from the Working Capital Escrow Amount, Sellers and Buyer shall deliver a joint written instruction to the Escrow Agent instructing it to release the remaining balance of the Working Capital Escrow Amount in accordance with the Escrow Agreement.

ARTICLE 3

SELLERS’ AND COMPANY REPRESENTATIONS AND WARRANTIES

Sellers and the Company represent and warrant to Buyer as follows:

3.1 Capitalization. The authorized capital stock of the Company consists of 80,000,000 shares of common stock, of which none are outstanding, and 60,000,000 shares of Series A preferred stock, of which 49,000,000 are outstanding and comprise the Shares. Sellers own all of the Shares in the amounts set forth on Schedule 3.1. The issued and outstanding equity interests of each Subsidiary (the “Subsidiary Shares”) are set forth on Schedule 3.1. The Shares and the Subsidiary Shares have been duly authorized, validly issued and are fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights. The Shares and the Subsidiary Shares are owned as set forth on Schedule 3.1 in each case free and clear of all Liens. Except as set forth on Schedule 3.1, there are no outstanding (a) securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of the capital stock of the Company or any Subsidiary; (b) options, warrants, calls, rights or other agreements, to which any Seller, the Company or any Subsidiary is a party, to purchase or subscribe for the capital stock of the Company or any Subsidiary; or (c) contracts, commitments, agreements, understandings or arrangements of any kind, to which any Seller, the Company or any Subsidiary is a party, relating to the issuance of any capital stock of the Company or any Subsidiary or any such convertible or exchangeable securities or any such options, warrants, calls or rights. None of any Seller, the Company or any Subsidiary is a party to any voting trust or other voting agreement with respect to any of the capital stock of the Company or any Subsidiary or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock of the Company or any Subsidiary. With respect to each Company Option listed thereon, Schedule 3.1 lists the name of the holder, the grant date, the termination date, the exercise price, and the vesting dates and/or terms. Each such Company Option was granted with an exercise price at least equal to the fair market value of the underlying common stock as of the date of grant. Upon consummation of the transactions contemplated by this Agreement, neither Buyer, the Company nor any Subsidiary will have any obligations in respect of the Company Options, including any obligation to make any cash or non-cash payment in respect of such Company Option, except with respect to payment of the Option Cancellation Amounts as contemplated by this Agreement.

3.2 Authority.

(a) Each Seller has the absolute and unrestricted right, power, authority and capacity to execute and deliver, and to perform its obligations under, the Transaction Documents to which it is a party, and to consummate the transactions contemplated thereby. This Agreement has been, and the Transaction Documents to which each Seller is a party will be at or prior to the Closing, duly and validly executed and delivered by such Seller, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the Transaction Documents to which each Seller is a party will constitute at or prior to the Closing, the legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its and their terms.

(b) The Company represents and warrants that it has the absolute and unrestricted right, power, authority and capacity to execute and deliver, and to perform its obligations under the Transaction Documents to which it is a party, and to consummate the transactions contemplated thereby. This Agreement has been, and the Transaction Documents to which the Company is a party will be at or prior to the Closing, duly and validly executed and delivered by the Company, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the Transaction Documents to which the Company is a party will constitute at or prior to the Closing, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its and their terms.

3.3 Incorporation and Qualification. The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. Each of the Subsidiaries is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of organization as set forth on Schedule 3.3. The Company and each Subsidiary has full power and authority to carry on its business as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease. The Company and each Subsidiary is duly qualified to do business and is in good standing as a foreign corporation in the jurisdictions in which the Company’s or such Subsidiary’s failure to qualify as a foreign corporation has had or would reasonably be expected to have a Material Adverse Effect on the Company or any Subsidiary. Each Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and carry on its business as now conducted.

3.4 Subsidiaries. Other than the Subsidiaries, neither the Company nor any Subsidiary has any subsidiaries or owns, directly or indirectly, any stock, partnership interest, joint venture interest or other equity interest in any other Person. No insolvency proceedings concerning the Foreign Subsidiaries are pending or have been applied for and there are no facts or circumstances requiring the application for any such proceedings.

3.5 Organizational Documents. Complete and correct copies of the Company’s charter and all amendments thereof to date, certified by the applicable state regulatory authority, and the bylaws of the Company, as amended to date, certified by an officer of the Company, have been delivered to Buyer. Complete and correct copies of each Subsidiary’s organizational documents, as amended to date, certified by an appropriate employee or officer of such Subsidiary or the applicable regulatory authority, have been delivered to Buyer. The minute books of the Company and each Subsidiary previously made available to Buyer contain accurate records of all meetings for which written records were maintained. The Company and each Subsidiary has maintained its corporate records consistent with all applicable Rules. The stock certificate books and stock transfer ledgers of the Company and each Subsidiary previously made available to Buyer are complete and correct. Complete and correct copies of (a) the current articles of association of each of EDI Germany and Management GmbH, (b) the current partnership agreement of KG and (c) current commercial register excerpts for each of EDI Germany, Management GmbH and KG have been delivered to Buyer. There are no circumstances requiring registration in the commercial register of EDI Germany, Management GmbH or KG that are not so registered.

3.6 No Conflict. Except as set forth on Schedule 3.6:

(a) None of the execution and delivery of the Transaction Documents by any Seller or the Company, the performance by any Seller or the Company of the transactions contemplated thereby, nor compliance by any Seller or the Company with any of the provisions thereof, will conflict with, or result in any violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or give rise to any obligation of the Company or any of the Subsidiaries to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company or any of the Subsidiaries under, any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of the Company or any of the Subsidiaries; (ii) any Material Contract, or Permit to which the Company or any of the Subsidiaries is a party or by which any of the properties or assets of the Company or any of the Subsidiaries are bound; (iii) any Order applicable to the Company or any Subsidiary or any of the properties or assets of the Company or any Subsidiary; or (iv) any applicable Rule.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company or any of the Subsidiaries in connection with (i) the execution and delivery of the Transaction Documents, the compliance by the Company or any of the Subsidiaries with any of the provisions thereof, or the consummation of the transactions contemplated thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Material Contract of the Company or any of the Subsidiaries, except for (A) compliance with the applicable requirements of the HSR Act and (B) any other applicable Antitrust Laws.

3.7 Financial Statements; No Undisclosed Liabilities.

(a) The Company has delivered to Buyer copies of (i) the audited consolidated balance sheets of the Company (other than Premier) as of December 31, 2010 and December 31, 2011 and the related audited consolidated statements of income, cash flows and statements of stockholders’ equity of the Company for the years then ended (the “Audited Financial Statements”), (ii) the compiled balance sheet of Premier as of December 31, 2010, and the related statements of income, statements of stockholders’ equity, and cash flows for the fiscal year then ended, together with the notes thereto and the report thereon, and the compiled balance sheet of Premier as of December 31, 2011, and the related statements of income and cash flows of Premier for the twelve-month period then ended (the “Premier Financial Statements”), and (iii) the unaudited consolidated balance sheet of the Company as of April 30, 2012, and the related consolidated statements of income and cash flows of the Company for the four month period then ended (the “Unaudited Financial Statements”) (such Audited Financial Statements, Premier Financial Statements, and Unaudited Financial Statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Except as set forth in Schedule 3.7, each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company, or Premier, as applicable, as of the dates and for the periods indicated therein, subject to normal year-end adjustments and the absence of complete notes in the case of the Unaudited Financial Statements. For the purposes hereof, the audited consolidated balance sheet of the Company as of December 31, 2011 is referred to as the “Balance Sheet” and December 31, 2011 is referred to as the “Balance Sheet Date.”

(b) To the knowledge of Sellers, neither the Company nor any Subsidiary has any Indebtedness or Liabilities of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP other than those (i) specifically reflected on and fully reserved against in the Balance Sheet, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date or (iii) that are immaterial to the Company and the Subsidiaries.

3.8 Inventory, Accounts Receivable and Accounts Payable.

(a) Inventory. Except as set forth on Schedule 3.8(a), the Inventory has been acquired and maintained in the Ordinary Course of Business, is new and unused, of good and merchantable quality, consists substantially of the quality and condition usable, leasable or saleable in the Ordinary Course of Business, and is not subject to any write-down or write-off for obsolescence or otherwise under accounting policies and procedures maintained and applied by the Company or any Subsidiary, as applicable, except for adequate provision for same consistent with, but in no event larger than is required by GAAP. Since the Balance Sheet Date, no Inventory has been sold or disposed of except through sales or other disposals in the Ordinary Course of Business.

(b) Accounts Receivable. Except as set forth on Schedule 3.8(b), all Accounts Receivable have arisen in bona fide, arm’s-length transactions in the Ordinary Course of Business and represent valid obligations for goods or products sold and delivered or services rendered by the Company or any of the Subsidiaries. To Sellers’ knowledge, none of such Accounts Receivable or other debts are or will at the Closing Date be subject to any counter-claim or set off. Since the Balance Sheet Date, all Accounts Receivable have arisen in the Ordinary Course of Business for goods sold and delivered or for services rendered.

(c) Accounts Payable. All of the Accounts Payable have arisen in bona fide, arm’s-length transactions in the Ordinary Course of Business, and the Company and its Subsidiaries, as applicable, have been paying their respective accounts payable in the Ordinary Course of Business.

3.9 Equipment and Real Property.

(a) Schedule 3.9(a) sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $100,000 relating to personal property used in the business of the Company or its Subsidiaries or to which the Company or any Subsidiary is a party or by which the properties or assets of the Company or any Subsidiary are bound. The Company and its Subsidiaries have delivered or otherwise made available to Buyer true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto. All of the Equipment has been maintained in accordance with normal industry practice and is in good operating condition and repair (reasonable wear and tear excepted). Except as set forth on Schedule 3.9(a), the Company or its Subsidiaries, as applicable, have good, valid, and marketable title to all of the Equipment, and all Equipment is owned free and clear of all Liens other than Permitted Liens, or such Liens that will be released or caused to be released on or before the Closing Date.

(b) Neither the Company nor any of the Subsidiaries own any real estate. Schedule 3.9(b) sets forth a true and complete list of all leases (“Leases”) for any real property leased by the Company or any Subsidiary (“Leased Real Property”). The Company has delivered to Buyer a true and complete copy of each such Lease. Except as set forth in Schedule 3.9(b), with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect subject only to bankruptcy, insolvency, reorganization, moratoriums or similar laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies; (ii) the Company, the Subsidiaries, and to the knowledge of Sellers such other party to the Lease, are not in breach or default under such Lease; and (iii) neither the Company nor any of its Subsidiaries currently subleases, licenses or otherwise grants any Person the right to use or occupy such Leased Real Property or any portion thereof.

(c) There does not exist any actual or, to the knowledge of Sellers, threatened condemnation or eminent domain proceedings that affect the Leased Real Property or any part thereof, and neither the Company nor any Subsidiary has received any written notice of the intention of any Governmental Body or other Person to take or use all or any part thereof.

(d) None of the Sellers, the Company or any Subsidiary has received any written notice from any insurance company that has issued a policy with respect to the Leased Real Property requiring performance of any structural or other repairs or alterations to the Leased Real Property.

(e) Except as set forth in Schedule 3.9(e), neither the Company nor any Subsidiary owns or holds, and is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

3.10 Taxes.

(a) Except as set forth on Schedule 3.10(a), (i) all material Taxes due and payable (whether or not shown as due and payable on any Tax Return) by the Company and each of the Subsidiaries prior to the Closing Date have been timely paid in full; (ii) all material Tax Returns required to be timely filed by the Company and each of the Subsidiaries with respect to the operation of their respective businesses with due dates (including extensions) prior to the Closing Date have been or will be filed on or before the Closing Date in accordance with all applicable laws; (iii) all such Tax Returns are correct and complete; (iv) the assets of the Company and the Subsidiaries are not and will not be encumbered by any Liens arising out of unpaid Taxes which are due and payable during any taxable period ending before or on and including the Closing Date; and (v) all Taxes that the Company or any Subsidiary was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly and timely paid to the appropriate Governmental Body.

(b) The Company and the Subsidiaries have delivered or made available to Buyer (i) complete and correct copies of all material Tax Returns of the Company and each of the Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or any Subsidiary relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. Except as set forth on Schedule 3.10(b), no examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Body is currently in progress or, to the knowledge of Sellers, threatened or contemplated and no such examination or audit has occurred during the past five years. Neither the Company nor any Subsidiary has been informed in writing by any jurisdiction that the jurisdiction believes or claims that the Company or any Subsidiary was required to file any Tax Return that was not filed. Except as set forth on Schedule 3.10(b), neither the Company nor any Subsidiary has (x) waived, nor had waived on its behalf, any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which extension is still in force; (y) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed; or (z) executed or filed any power of attorney with respect to Taxes with any Governmental Authority which is still in force.

(c) Schedule 3.10(c) sets forth each jurisdiction (other than United States federal) in which the Company and each Subsidiary files, to Sellers’ knowledge is required to file, or to Sellers’ knowledge has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis since January 1, 2011.

(d) Except as set forth on Schedule 3.10(d), neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or any portion thereof) ending after the Closing Date (i) under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) by reason of a change in method of accounting in any taxable period ending on or before the Closing Date, (ii) pursuant to the provisions of any closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) as a result of any intercompany transactions or any excess loss account described in Section 1.1502-19 of the Treasury Regulations (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws), (iv) as a result of the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, (v) as a result of any prepaid amount received on or prior to the Closing Date or (vi) as a result of any election under Section 108(i) of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) with respect to the discharge of any indebtedness on or prior to the Closing Date.

(e) During the past five years, neither the Company nor any Subsidiary has distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(f) Neither the Company nor any Subsidiary has engaged or participated in any “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulations Section 1.6011 4(b) or any analogous or predecessor provision of foreign, state or local law. Neither the Company nor any Subsidiary is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, arrangement or similar contract.

(g) Neither the Company nor any Subsidiary has been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person other than a group of which the Company was the parent. Except as set forth on Schedule 3.10(g), neither the Company nor any Subsidiary has any liability for the Taxes of any Person (other than the Company or such Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws), as a transferee or successor, by contract, or otherwise.

(h) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

3.11 Contracts. Schedule 3.11 sets forth a list of all Material Contracts and Sellers have provided Buyer with true, correct and complete copies of all such Material Contracts together with all amendments, modifications or supplements thereto. Except as set forth on Schedule 3.11, (i) each of the Material Contracts is in full force and effect and is a valid and binding obligation of the Company or a Subsidiary, as applicable, and, to the knowledge of Sellers, the other party or parties thereto, enforceable against them in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratoriums or similar laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies; (ii) to the knowledge of Sellers, no other parties thereto have terminated, canceled or substantially modified any Material Contract or given notice of such party’s intention to do so; and (iii) neither the Company, any Subsidiary, nor, to the knowledge of Sellers, any other party thereto is in default under any Material Contract.

3.12 Litigation. Except as set forth on Schedule 3.12, there is no Legal Proceeding pending or, to the knowledge of Sellers, threatened against the Company or any Subsidiary (or pending or, to the knowledge of Sellers, threatened against any of the officers, directors or key employees of the Company or any Subsidiary with respect to the operation of their respective businesses), or to which the Company or any Subsidiary is otherwise a party (including product liability claims), nor, to the knowledge of Sellers, is there any reasonable basis for any such Legal Proceeding. Neither the Company nor any Subsidiary is subject to any Order. There is no Legal Proceeding pending or, to the knowledge of Sellers, threatened against any Seller or to which such Seller is otherwise a party relating to the Transaction Documents or the transactions contemplated thereby.

3.13 Intellectual Property.

(a) The Company and the Subsidiaries, as applicable, are the sole and exclusive owners of all right, title and interest in and to all of the Patents, Marks, and Copyrights set forth on Schedule 3.13(e) (the “Registered IP”). To the knowledge of Sellers, the Company and the Subsidiaries, as applicable, are the sole and exclusive owners of, or have the right to use, the material Intellectual Property, in addition to the Registered IP, used in connection with the Products offered for sale or sold by the Company or the Subsidiaries in their respective businesses as presently conducted, and such material Intellectual Property is free and clear of all Liens.

(b) To the knowledge of Sellers, the material Intellectual Property owned by the Company or any Subsidiary, and that is used, practiced or otherwise commercially exploited in connection with the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Products or Technology in connection with the Company’s and Subsidiaries’ respective businesses as presently conducted does not infringe upon, misappropriate, or otherwise violate in any respect any patent, copyright, trade secret or other similar right, of any Person in the United States. The Intellectual Property owned by or licensed to the Company and any Subsidiary includes all of the intellectual property necessary to enable the Company and its Subsidiaries to conduct their respective businesses substantially in the manner in which such businesses are currently being conducted.

(c) Except with respect to licenses of commercial off-the-shelf Software, and except pursuant to the Intellectual Property Licenses listed in Schedule 3.13(c), neither the Company nor any Subsidiary is required, obligated, or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Intellectual Property, or other third party, with respect to the use thereof or in connection with the conduct of the respective businesses of the Company and Subsidiaries as currently conducted.

(d) To the knowledge of Sellers, neither the execution nor delivery of the Transaction Documents, nor the carrying on of the Company’s and the Subsidiaries’ respective businesses, will materially conflict with or result in a material breach of the terms, conditions or provisions of, or constitute a material default under, any material Contract relating to the Intellectual Property under which the Company, any Subsidiary, or any of their respective employees, officers or directors are now obligated.

(e) Schedule 3.13(e) sets forth (i) an accurate and complete list of all Patents, and registrations or pending applications for Marks and Copyrights owned by the Company or any Subsidiary, and (ii) a list of the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed.

(f) Schedule 3.13(f) sets forth a complete and accurate list of all Contracts to which the Company or any Subsidiary is a party (i) granting any Intellectual Property Licenses or (ii) containing a covenant not to compete or otherwise limiting their ability to (A) exploit fully any of the Intellectual Property or (B) conduct their respective businesses in any market or geographical area or with any Person.

(g) The Company and the Subsidiaries have taken adequate security measures to protect the secrecy, confidentiality and value of all the Trade Secrets of the Company and the Subsidiaries and any other confidential information, including invention disclosures, not covered by any Patents owned or Patent applications filed by the Company or any Subsidiary, which measures are reasonable in the industry in which the Company and the Subsidiaries operate.

(h) Except as set forth on Schedule 3.13(h), as of the date hereof neither the Company nor any Subsidiary is the subject of any pending or, to the knowledge of Sellers, threatened Legal Proceedings which involve a claim of infringement, unauthorized use, or violation by any Person against the Company or any Subsidiary, or challenging the ownership, use, validity or enforceability of, any material Intellectual Property. Neither the Company nor any Subsidiary has received written notice of any such threatened claim. To the knowledge of Sellers, all of the Company’s and each Subsidiary’s rights in and to material Intellectual Property are valid and enforceable.

(i) Except as set forth on Schedule 3.13(i), to the knowledge of Sellers, no Person is infringing, violating, misusing or misappropriating any material Intellectual Property owned by the Company or any Subsidiary, and no such claims are presently pending against any Person by the Company or any Subsidiary.

(j) There are no Orders to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound which restrict, in any material respect, the rights to use any of the Intellectual Property.

(k) The consummation of the transactions contemplated hereby will not result in the loss or impairment of Buyer’s right to own or use any of the Intellectual Property.

(l) To the knowledge of Sellers, no present or former employee of the Company or any Subsidiary has any right, title, or interest, directly or indirectly, in whole or in part, in any material Intellectual Property. To the knowledge of Sellers, no employee, consultant or independent contractor of the Company or any Subsidiary is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by the Company or such Subsidiary, in default or breach of any material term purporting to protect the Intellectual Property in any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement. To the extent that any Intellectual Property is based on inventions made by present or former employees of EDI Germany, Management GmbH, KG or any of their legal predecessors, such inventions have been claimed, treated and remunerated in accordance with the German Employee Invention Act.

(m) Schedule 3.13(m) sets forth a complete and accurate list of (i) all Software that is owned exclusively by the Company or any Subsidiary and is material to the operation of the Company’s or Subsidiary’s respective business and (ii) all Software that is used by the Company or any Subsidiary in the operation of its respective business that is not exclusively owned by the Company or Subsidiary, as applicable, excluding Software available on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $25,000 per year.

3.14 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 3.14, since the Balance Sheet Date (i) the Company and each Subsidiary has conducted its respective business only in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on the Company or any Subsidiary. Without limiting the generality of the foregoing, except as set forth on Schedule 3.14, since the Balance Sheet Date:

(a) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company or any Subsidiary having a replacement cost of more than $100,000 for any single loss or $300,000 for all such losses;

(b) except as described on Schedule 3.20, neither the Company nor any Subsidiary has awarded or paid any bonuses to employees of the Company or any Subsidiary with respect to the fiscal year ended December 31, 2011, except to the extent accrued on the Balance Sheet, or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company’s or any Subsidiary’s directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives. Sellers reserve the right to award and pay Change-in-Control Payments at or prior to Closing in accordance with this Agreement, provided that any such payments to any individual shall not exceed $100,000 in the aggregate;

(c) there has not been any change by the Company or any Subsidiary in accounting or Tax reporting principles, methods or policies;

(d) neither the Company nor any Subsidiary has made, changed or rescinded any election relating to Taxes, settled or compromised any Tax liability, or except as may be required by applicable law, made any change to any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its most recently filed federal income tax return, surrendered any right in respect of Taxes, consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or amended any Tax Return;

(e) neither the Company nor any Subsidiary has failed to timely pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

(f) neither the Company nor any Subsidiary has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Seller or any Affiliate of any Seller;

(g) neither the Company nor any Subsidiary has mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company or any Subsidiary, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

(h) neither the Company nor any Subsidiary has canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company or any Subsidiary taken as a whole;

(i) neither the Company nor any Subsidiary has made or committed to make any capital expenditures or capital additions or betterments in excess of $200,000 individually or $500,000 in the aggregate, which amounts are not otherwise a part of the current annual operating plan furnished to Buyer;

(j) neither the Company nor any Subsidiary has issued, created, incurred, assumed or guaranteed any indebtedness in an amount in excess of $500,000 except for Accounts Payable incurred in the Ordinary Course of Business;

(k) neither the Company nor any Subsidiary has granted any license or sublicense of any rights under or with respect to any material Intellectual Property;

(l) neither the Company nor any Subsidiary has instituted or settled any material Legal Proceeding; and

(m) none of the Sellers, the Company nor any Subsidiary has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 3.14.

3.15 Insurance Policies. Schedule 3.15 sets forth a correct and complete list and description, including policy numbers, amounts of coverage and annual premium of all insurance policies owned by the Company or any Subsidiary, correct and complete copies of which policies previously have been delivered to Buyer. Such policies are in full force and effect for such amounts. Neither the Company nor any Subsidiary has received any written notice of cancellation or intent to cancel or intent to increase premiums with respect to such insurance policies nor, to the knowledge of Sellers, is there any basis for any such action. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two (2) years and, to the knowledge of Sellers, no threat has been made in writing to cancel any insurance policy of the Company or any Subsidiary during such period. To the knowledge of Sellers, no event has occurred, including the failure by the Company or any Subsidiary to give any notice or information or the giving by the Company or any Subsidiary of any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company or any Subsidiary, as applicable, under any such insurance policies.

3.16 Licenses and Permits; Compliance with Rules. Schedule 3.16 contains a list of all Permits which are necessary for the current conduct, ownership, use, occupancy or operation of the Company’s and the Subsidiaries’ respective businesses, other than those the failure of which to possess is immaterial. The Company and each Subsidiary is in material compliance with such Permits, as applicable, and neither the Company, any Subsidiary nor any registered agent of the Company or any Subsidiary has received any notices to the contrary. To the knowledge of Sellers, neither the Company nor any Subsidiary is under investigation with respect to the violation of any Permits. Neither the Company nor any Subsidiary is in default or violation in any material respect of any term, condition or provision of any Permit to which it is a party, to which its respective business is subject or by which its respective properties or assets are bound. The Company and each Subsidiary is in compliance in all material respects with all Rules applicable to its respective business, operations and assets, and to the knowledge of Sellers neither the Company nor any Subsidiary is under investigation by any Governmental Body with respect to the violation of any Rule.

3.17 Employee Benefit Plans.

(a) Except as described in Schedule 3.17(a), neither the Company nor any Subsidiary maintains, sponsors, contributes to or has an obligation to make contributions to or has any Liability with respect to any written or oral “Employee Pension Benefit Plan” (as defined in Section 3(2) of ERISA), “Employee Welfare Benefit Plan” (as defined in Section 3(1) of ERISA), “Multiemployer Plan” (as defined in Section 3(37) of ERISA), in each case whether or not subject to ERISA, plan of deferred compensation (whether qualified or non-qualified), medical plan, life insurance plan, short or long-term disability plan, dental, vision or prescription drug plan, employee or former employee personnel policy (including vacation time, holiday pay, bonus programs, moving expense reimbursement programs, severance and sick leave), retirement plan or arrangement, excess supplemental benefit plan, bonus or incentive plan (including stock options, restricted stock, stock bonus, equity or equity-based award and deferred bonus plans), salary reduction agreement, change-of-control agreement, severance or separation agreement, employment agreement, consulting agreement, employee loan agreement or any other benefit program, policy, arrangement, agreement, contract or related funding mechanism (all of the above to which the Company or any Subsidiary maintains, sponsors, contributes to or has an obligation to make contributions to or has any Liability with respect to are collectively referred to as “Employee Benefit Plans”), whether or not terminated or maintained pursuant to a collective bargaining agreement or otherwise.

(b) The Company and the Subsidiaries have delivered to Buyer with respect to each Employee Benefit Plan a complete and accurate copy of each such Employee Benefit Plan and any amendments thereto, the Form 5500 Annual Report, audited financial statements and actuarial valuation reports, in each case if applicable, for the three (3) most recent years, each material letter, ruling or notice issued by a governmental entity or agency with respect to each such plan, each trust or other funding vehicle, if any, and the current summary plan description and summary of material modification and/or descriptive summary with respect to each such plan, if applicable. Schedule 3.17(b) contains a description of the material terms of each unwritten Employee Benefit Plan.

(c) Except as set forth in Schedule 3.17(c), each Employee Benefit Plan has been and currently complies in form and in operation in all material respects with all applicable requirements of ERISA and the Code, all other Rules and its terms. The Company has not received notice that any reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any Employee Benefit Plan. No non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Employee Benefit Plan.

(d) With respect to each Employee Benefit Plan, there are no Legal Proceedings pending or, to the knowledge of Sellers, threatened with respect thereto (other than routine claims for benefits).

(e) All contributions, payments, premiums, expenses, reimbursements or accruals for all periods ending prior to or as of the Closing for each Employee Benefit Plan shall have been made to the extent such amounts are required to have been made at the time of Closing by such Employee Benefit Plan or accrued on the Financial Statements to the extent required by GAAP, and no such plan otherwise has any unfunded Liability (including for periods from the first day of the current plan year to the Closing) which is not reflected on the Financial Statements.

(f) Neither the Company, any Subsidiary nor any ERISA Affiliate has at any time participated in, made contributions to or had any other Liability with respect to any Employee Benefit Plan that is or was a “multiemployer plan” as defined in Section 4001 of ERISA, a “multiemployer” plan as described in Section 3(37) of ERISA, a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or otherwise is or was an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code.

(g) All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the U.S. Department of Labor have been timely submitted. With respect to the Employee Benefit Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Audited Financial Statements of the Company. The assets of each Employee Benefit Plan that is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(h) Each Employee Benefit Plan intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is so qualified and each related trust is exempt from taxation, and there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or exemption.

(i) No Employee Benefit Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Employee Benefit Plan holds securities issued by the Company, any Subsidiary or any of its Plan Affiliates.

(j) Except as set forth on Schedule 3.17(j), each Employee Benefit Plan is amendable and terminable unilaterally by the Company or a Subsidiary, as applicable, at any time without liability to the Company or any Subsidiary (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto), and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or any Subsidiary from amending or terminating any such Employee Benefit Plan. Except as set forth on Schedule 3.17(j), the investment vehicles used to fund the Employee Benefit Plans may be changed at any time without incurring a sales charge, surrender fee or other similar expense.

(k) Except as set forth on Schedule 3.17(k), neither the Company nor any Subsidiary is a party to any oral or written (i) agreement with any current or former stockholder, director, executive officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such current or former director, executive officer, employee, consultant or independent contractor; (ii) agreement, plan or arrangement under which any Person may receive payments from the Company or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or deemed to be a “parachute payment” under Section 280G of the Code, or (iii) agreement or plan binding the Company or any Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, other equity or equity-based award plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(l) With respect to each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and is subject to Section 409A of the Code, (i) the written terms of such Employee Benefit Plan have at all times since January 1, 2009 been in compliance with, and (ii) such Employee Benefit Plan has, at all times while subject to Section 409A of the Code, been operated in compliance with, Section 409A of the Code and all applicable regulations thereunder.

(m) Except as set forth on Schedule 3.17(m), no Employee Benefit Plan is maintained outside the jurisdiction of the United States, or covers any current or former director, executive officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries working outside the United States (each, a “Foreign Benefit Plan”). Each Foreign Benefit Plan required to be funded is fully funded. No material Liability of the Company or any Subsidiary exists with respect to any Foreign Benefit Plan that has not been disclosed on Schedule 3.17(m). For the avoidance of doubt, the Foreign Benefit Plans are, in addition to this Section 3.17(m), subject to all applicable provisions contained in Section 3.17.

3.18 Environmental Matters. Except as set forth on Schedule 3.18 hereto:

(a) the operation by the Company and each Subsidiary of their respective businesses is and has been for the past five (5) years in material compliance with all applicable Environmental Laws and Environmental Permits;

(b) the Company and each Subsidiary has obtained all Environmental Permits necessary to operate their respective businesses and to occupy and use the Leased Real Property, and no action or proceeding is pending or, to the knowledge of Sellers, threatened to revoke, modify or terminate any Environmental Permit;

(c) neither the Company nor any Subsidiary is the subject of any outstanding Order or Contract with any Governmental Body respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Waste;

(d) no claim has been made in writing or is pending, or to the knowledge of Sellers, threatened against the Company or any Subsidiary alleging either or both that the Company or any Subsidiary may be in violation of any Environmental Law or Environmental Permit or may have any liability under any Environmental Law;

(e) neither the Company nor any Subsidiary has received any written communication alleging that the Company or any Subsidiary may be in violation of any Environmental Law or any Environmental Permit or may have any liability under any Environmental Law;

(f) to the knowledge of Sellers, no facts, circumstances or conditions exist with respect to the Company, any Subsidiary or any property currently or formerly owned, operated or leased by the Company or any Subsidiary, or any property to which the Company or any Subsidiary arranged for the disposal, recycling or treatment of Hazardous Waste, that could reasonably be expected to result in the Company or any Subsidiary incurring Environmental Costs and Liabilities that are not accounted for in the Financial Statements;

(g) to the knowledge of Sellers, there are no investigations of the business of the Company or any Subsidiary, or currently or formerly owned, operated or leased property of the Company or any Subsidiary pending or threatened which would reasonably be expected to result in the imposition of any material liability pursuant to any Environmental Law;

(h) to Sellers’ knowledge, there is not located at the Leased Real Property any (i) underground storage tanks, (ii) asbestos-containing material or (iii) equipment containing polychlorinated biphenyls; and

(i) Sellers have provided to Buyer all environmentally related audits, studies, reports, analyses, and results of investigations which are in Sellers’ possession or known by Sellers to exist, and that have been performed with respect to the operations of the Company or any Subsidiary or any currently or formerly owned, operated or leased property of the Company or any Subsidiary;

(j) neither the Company nor any Subsidiary sells or, to the knowledge of Sellers, has sold any product containing asbestos or that utilizes or incorporates asbestos-containing materials in any way;

(k) neither the Company nor any Subsidiary has assumed or agreed to indemnify any liability of any other Person relating to or arising from any Environmental Law; and

(l) there has been no Release of any Hazardous Waste by the Company or any Subsidiary, or to the knowledge of Sellers by any other Person, at or adjacent to any property currently or formerly owned, operated or leased by the Company or any Subsidiary that requires Remedial Action by the Company or any Subsidiary pursuant to any Environmental Law or contractual obligation (including any Lease obligations).

3.19 Salaries. Schedule 3.19 sets forth a true, complete and correct list setting forth the names, current base compensation rate, annual target incentive bonus, other material compensation and classification under the Fair Labor Standards Act of all individuals presently employed by the Company and each Subsidiary.

3.20 Personnel Agreements, Plans and Arrangements. Except as listed in Schedule 3.20, neither the Company nor any Subsidiary is a party to, or obligated in connection with their respective businesses, to any outstanding Contract with current or former employees, agents, consultants, advisers, salesmen, sales representatives, distributors, sales agents, independent contractors, or dealers which will survive Closing. Sellers have previously furnished to Buyer correct and complete copies of any written agreements related to obligations listed in Schedule 3.20. Neither the Company’s nor any Subsidiary’s employees are unionized, and no labor organization or group of employees of the Company or any Subsidiary has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of Sellers, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company or any Subsidiary pending or, to the knowledge of Sellers, threatened by any labor organization or group of employees of the Company or any Subsidiary. The Company and each Subsidiary has complied in all material respects with all applicable Rules relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, immigration, collective bargaining and the payment of social security and other taxes. Except as listed on Schedule 3.20, there are no administrative charges or court complaints pending or, to the knowledge of Sellers, threatened against the Company or any Subsidiary before the U.S. Equal Employment Opportunity Commission or any other Governmental Body concerning alleged employment discrimination or any other matters relating to the employment of labor. There are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of Sellers, threatened by or on behalf of any employee or group of employees of the Company or any Subsidiary.

3.21 Warranties. Schedule 3.21 sets forth a description of standard form product warranties and guarantees given by the Company or any Subsidiary to customers in connection with the sale or distribution of Products. Except as set forth on Schedule 3.21, to the knowledge of Sellers each Product manufactured, sold or delivered by the Company and by each Subsidiary, which is still within the applicable warranty period, has been in conformity with all applicable product warranties, guarantees and applicable Rules. The Company has made adequate allowance (but in no event larger than called for by GAAP) of reserves for warranty claims. Except as set forth on Schedule 3.21, there are no claims pending, or to the knowledge of Sellers, threatened against the Company or any Subsidiary with respect to the quality of or absence of defects in its Products.

3.22 Brokers. Except as set forth on Schedule 3.22 and except for Lazard Middle Market LLC, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Sellers, the Company or any Subsidiary in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect of the transactions contemplated hereunder.

3.23 Customers and Suppliers. Schedule 3.23 sets forth a list of the ten (10) largest customers (each, a “Significant Customer”) and the ten (10) largest suppliers (each, a “Significant Supplier”) of the Company and its Subsidiaries (other than Premier), as measured by the dollar amount of purchases therefrom or thereby on an aggregate basis among the Company and its Subsidiaries (other than Premier), during each of the fiscal years ended December 31, 2010 and December 31, 2011, showing the approximate total sales by the Company and the Subsidiaries (other than Premier), on an aggregate basis, to each such customer and the approximate total purchases by the Company and the Subsidiaries (other than Premier), on an aggregate basis, from each such supplier, during such period. Schedule 3.23 also separately sets forth a list of the Significant Customers and Significant Suppliers of Premier, as measured by the dollar amount of purchasers therefrom or thereby on an aggregate basis during each of the fiscal years ended December 31, 2010 and December 31, 2011, showing the approximate total sales on an aggregate basis to each such customer and the approximate total purchases on an aggregate basis from each supplier during such period. No Significant Customer or Significant Supplier has terminated its relationship with the Company or any Subsidiary, as applicable, and, no Significant Customer or Significant Supplier has notified the Company or any Subsidiary in writing that it intends to no longer conduct business with the Company or any Subsidiary.

3.24 Related Party Transactions. Except as set forth on Schedule 3.24, no Affiliate of the Company or any Subsidiary has borrowed any monies from, or has outstanding any Indebtedness or other similar obligations to, the Company or any Subsidiary. Except as set forth in Schedule 3.24, neither any Affiliate of the

Company or any Subsidiary, nor to Sellers’ knowledge, any director, officer or shareholder of the Company, any Subsidiary or any Affiliate thereof (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any Subsidiary, (B) engaged in a business related to the business of the Company or any Subsidiary, or (C) a participant in any transaction to which the Company or any Subsidiary is a party or (ii) is a party to any Contract with the Company or any Subsidiary.

3.25 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article 3 (as modified by the Schedules hereto), none of the Sellers nor any other Person has made any other express or implied representation or warranty with respect to Sellers, the Company, the Subsidiaries or the transactions contemplated by this Agreement, and Sellers disclaim any other representations or warranties, whether made by the Company, any Subsidiary or any of their officers, directors, employees, agents or representatives or representatives of Sellers. Except for the representations and warranties contained in this Article 3 (as modified by the Schedules hereto), Sellers hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or representative of the Company, any Subsidiary or Sellers). The disclosure of any matter or item on any Schedule hereto shall not be deemed to constitute an acknowledgement that any such matter is required to be disclosed. If any fact or item disclosed in any Schedule shall be relevant to any other Schedule or Section of this Agreement, then such fact or item shall be deemed to be disclosed with respect to such other Schedule or Section of this Agreement, as applicable, but only to the extent it reasonably informs or notifies the reader of its applicability to the Section in which it was required to be disclosed.

ARTICLE 4

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer hereby represents and warrants to Sellers as follows:

4.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio.

4.2 Authority. Buyer has the absolute and unrestricted right, power, authority and capacity to execute and deliver, and to perform its obligations under, the Transaction Documents to which it is a party, and to consummate the transactions contemplated thereby. This Agreement has been, and the Transaction Documents to which Buyer is a party will be at or prior to the Closing, duly and validly executed and delivered by Buyer, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the Transaction Documents to which Buyer is a party will constitute at or prior to the Closing, the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its and their terms.

4.3 No Conflict.

(a) None of the execution and delivery of the Transaction Documents by Buyer, the performance by Buyer of the transactions contemplated thereby, nor compliance by Buyer with any of the provisions thereof, will conflict with, or result in any violation of or default (with our without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of Buyer; (ii) any material Contract, or Permit to which Buyer is a party or by which any of the properties or assets of Buyer are bound; (iii) any Order applicable to Buyer or any of the properties or assets of Buyer; or (iv) any applicable Rule.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Buyer in connection with (i) the execution and delivery of the Transaction Documents, the compliance by Buyer with any of the provisions thereof, or the consummation of the transactions contemplated thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of Buyer, except for (A) compliance with the applicable requirements of the HSR Act and (B) any other applicable Antitrust Laws.

4.4 Litigation. There is no Legal Proceeding pending or, to the knowledge of Buyer, threatened against, relating to or involving Buyer which could reasonably be expected to adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement or which otherwise relate to the transactions contemplated by this Agreement.

4.5 Investment Intent. Buyer is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Buyer is an “accredited investor” as defined in Regulation D of the Securities Act. Buyer acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Shares are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

4.6 Financial Capacity. Buyer has, on the Effective Date, the financial capability to pay the Purchase Price at the Closing on the terms and conditions set forth in this Agreement, and any funds that will come from a loan facility are pursuant to a committed facility as of the Effective Date.

4.7 Brokers. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Buyer in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

4.8 Representations. In respect of this Agreement and transactions contemplated thereby, Buyer has not and is not relying on any document or written or oral information, statement, representation or warranty furnished to or discovered by it or any of its Affiliates other than the representations and warranties set forth in this Agreement.

ARTICLE 5

PRE-CLOSING COVENANTS

During the period from the Effective Date and continuing until the earlier of the Closing Date or the termination of this Agreement, Buyer, the Company and Sellers agree that, except as expressly contemplated or permitted by the Transaction Documents or to the extent that Sellers or Buyer, as the case may be, shall otherwise consent in writing:

5.1 No Transfer or Inconsistent Action. Except as explicitly permitted pursuant to this Agreement, neither the Company nor any Subsidiary shall sell, transfer or otherwise dispose of or in any way encumber any of their assets except in the Ordinary Course of Business or take any action inconsistent with the approval and consummation of the Transaction Documents or the transactions contemplated thereby.

5.2 Conduct of Business in Ordinary Course.

(a) The Company and each Subsidiary shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact their respective present business organization and operations, keep available the services of their respective present officers and employees and preserve their respective relationships with customers, suppliers and others having business dealings with them to the end that their respective goodwill and ongoing business shall not be impaired in any material respect at the Closing Date.

(b) Without limiting the generality of the foregoing, except in the Ordinary Course of Business, except as set forth on Schedule 5.2(b), and except with the prior written consent of Buyer, Sellers will cause the Company and the Subsidiaries to not (i) increase in any manner the compensation of, or enter into any new compensatory agreement or arrangement with, any of the directors, officers, employees, consultants or independent contractors of the Company or any Subsidiary; (ii) pay or agree to pay any additional pension, retirement allowance or other employee benefit to any such individual, whether past or present; (iii) enter into any new employment, severance, consulting, or other compensation agreement with any such individual; (iv) otherwise amend an existing or enter into a new Employee Benefit Plan or amend or enter into a new collective bargaining agreement, (v) hire any individual to be a director, officer, employee, consultant or independent contractor of the Company or any Subsidiary or terminate any director, officer, employee, consultant or independent contractor of the Company or any Subsidiary, other than terminations for cause (as determined by Sellers in the Ordinary Course of Business) and new hires to replace individuals who voluntarily terminate or are terminated for cause; (vi) sell, lease, transfer or otherwise dispose of any of their assets; (vii) incur or assume any funded indebtedness or create or permit to exist any new Lien on any of their assets except for Permitted Liens and Liens which will be released at Closing; (viii) accelerate or delay the manufacture, shipment or sale of any Inventory; (ix) make any new commitments for capital expenditures in excess of $100,000 in the aggregate in any two month period, which are not otherwise a part of the current annual operating plan furnished to Buyer; (x) issue any notes, bonds or other debt securities, or any equity securities, or any securities (debt or equity) convertible into, exchangeable for or exercisable for any equity securities; (xi) fail to pay any Tax or file any Tax Return in each case when due, except where the non-payment of any such Tax or non-filing of any such Tax Return is being diligently contested in good faith by appropriate proceedings and for which there has been an adequate accrual according to GAAP; (xii) make, change or rescind any Tax election, agree to any adjustment of any Tax attribute, adopt or change any Tax accounting method, file any amended Tax Return, settle or compromise any liability for Taxes, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment; (xiii) transfer, issue, sell or dispose of any shares of capital stock or other securities of the Company or any Subsidiary or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company or any Subsidiary; (xiv) effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company or any Subsidiary; (xv) cancel or compromise any debt or claim or waive or release any material right of the Company or any Subsidiary; (xvi) enter into, modify or terminate any labor or collective bargaining agreement of the Company or any Subsidiary or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company or any Subsidiary; (xvii) permit the Company or any Subsidiary to enter into or agree to enter into any merger or consolidation with, any corporation or other entity, or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person; (xviii) enter into any contract or agreement or commitment which materially restrains, restricts, limits or impedes the ability of the Company or any Subsidiary to compete with or conduct any of its respective businesses in any geographic area; (xix) permit the Company or any Subsidiary to make any investments in or loans to, or enter into or modify any Contract with any Seller or any Affiliate of any Seller; or (xx) agree to do anything prohibited by this Section 5.2(b).

(c) Except where the failure to do so would not have a Material Adverse Effect on the Company or any Subsidiary, Sellers will cause the Company and its Subsidiaries to (i) maintain their respective business premises in reasonable repair, order and condition (without making any material alterations thereto); (ii) maintain and keep in full force existing insurance; (iii) maintain their Business Documents in the regular and ordinary manner on a basis consistent with past practices; (iv) perform and comply with their obligations under all Material Contracts; and (v) comply with all applicable Rules.

(d) To the extent that events occur which would present Sellers with the opportunity to present a colorable indemnification claim pursuant to Section 6.2(a)(iv) under the EDI Acquisition Agreement, Sellers shall cause such claim to be made in a timely manner.

5.3 Buyer’s Investigation. Upon reasonable notice, Sellers shall afford to the officers, attorneys, accountants or other authorized representatives of Buyer reasonable access during normal business hours and under reasonable circumstances to the offices, facilities, properties, files, books and records relating to the Company’s and each Subsidiaries’ businesses so as to afford Buyer the opportunity to make such review, examination and investigation of such businesses. Buyer will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary. Sellers shall cause the Company, each Subsidiary and their respective officers, employees, consultants, agents, accountants, attorneys and other representatives to cooperate in all reasonable respects with such review and examination.

5.4 Advice of Changes. Sellers shall advise Buyer of any change or event having, or reasonably expected to have, a Material Adverse Effect on the Company or any Subsidiary.

5.5 Reasonable Efforts. Each party will use reasonable efforts, including full cooperation with the other parties hereto, to secure fulfillment of all of the conditions precedent to its respective obligations hereunder.

5.6 Termination.

(a) Termination of Agreement. This Agreement may be terminated at any time prior to the consummation of the Closing under the following circumstances:

(i) upon the mutual written consent of Buyer and Sellers;

(ii) by Buyer or Sellers on or after October 31, 2012, (such date, the “Outside Closing Date”) if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in material default of any of its obligations hereunder;

(iii) by Buyer if any Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (unless such breach or failure to perform results primarily from Buyer breaching any representation, warranty or covenant in this Agreement), or if any representation or warranty of Sellers shall have become untrue, in either case such that the conditions set forth in Sections 6.2(a) or 6.2(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within five (5) days following receipt by Sellers of notice of such breach from Buyer; or

(iv) by Sellers if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (unless such breach or failure to perform results primarily from Sellers breaching any representation, warranty or covenant in this Agreement), or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Sections 6.3(a) or 6.3(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within five (5) days following receipt by Buyer of notice of such breach from Sellers.

(b) Effect of Termination. If any party terminates this Agreement pursuant to Section 5.6, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party, except that the provisions contained in Sections 5.7, 9.1 and 9.6 shall survive termination of this Agreement. Notwithstanding the foregoing, termination of this Agreement shall not relieve any party for any material breach by such party, prior to the termination of this Agreement, of any representation, warranty, covenant, or agreement contained in this Agreement or impair the right of any party to obtain such remedies as may be available to it in law or equity with respect to such a material breach of any representation, warranty, covenant, or agreement contained in this Agreement by the other party.

5.7 Public Announcement. Buyer and Sellers hereby agree that, prior to Closing, neither Buyer nor Sellers shall issue any press release or otherwise make any public statement or announcement with respect to the existence or termination of this Agreement or the transactions described herein without the prior written consent of the other party, except as required by any applicable Rule or by the rules and regulations of NASDAQ. Following Closing, Buyer and Sellers may make public statements or announcements concerning the transactions described herein with the prior written approval of the other party, which approval shall not be unreasonably withheld, and which approval shall not be required for public statements or announcements made pursuant to any requirement of any applicable Rule or by the rules and regulations of NASDAQ.

5.8 Consents; HSR and Other Antitrust Approval. Sellers and Buyer shall cooperate to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Sellers, on the one hand, and Buyer, on the other hand, shall (i) within five (5) Business Days after the Effective Date make the filings required of them or any of their Affiliates under the HSR Act in respect of the transactions contemplated hereby and seek early termination in connection therewith; (ii) as promptly as practicable, but in any event no later than five (5) Business Days after the Effective Date, make the filings required of them or any of their Affiliates under other applicable Antitrust Laws; and (iii) use commercially reasonable efforts to comply at the earliest practicable date with any request for additional information from the Federal Trade Commission or Department of Justice pursuant to the HSR Act or any other Governmental Body pursuant to other Antitrust Laws. Buyer and Sellers shall cooperate with each other, and Sellers shall cause the Company and its Subsidiaries to cooperate with Buyer, in connection with any other filings required of them (including, to the extent permitted by applicable Rules, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Government Body under any Antitrust Laws with respect to any such filing or any such transaction. Each party shall use its commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Rules in connection with the transactions contemplated by this Agreement. Each party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Government Body regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Government Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Government Body, the opportunity to attend or participate. Subject to applicable Rules, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws. Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this section as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and, to the extent not inconsistent with such counsel’s ethical obligations under applicable rules of professional conduct, will not be disclosed by such outside counsel to the recipient or to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials. Any confidential information disclosed between the parties pursuant to this Section 5.8 shall be held in strict confidence, except to the extent disclosure is required by applicable Rules.

5.9 Supplements to Disclosure Schedules. From time to time prior to the Closing, Sellers will have the right (but not the obligation) to supplement or amend the Schedules hereto with respect to any matter arising after the date hereof that, if existing on the date of this Agreement, would have been required to be set forth in the Schedules (a “Schedule Supplement”). In the event that Sellers provide a Schedule Supplement pursuant to this Section 5.9 and concurrently with the delivery of such Schedule Supplement, Sellers acknowledge in writing that Buyer has the right to terminate this Agreement pursuant to Section 6.2 (a) as a result of the disclosure set forth in such Schedule Supplement, then unless Buyer terminates this Agreement within five (5) days of receipt of such Schedule Supplement, Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter under any of the conditions set forth in Section 6.2(a) and further, such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Schedules as of the Closing Date, the Schedule Supplement shall not constitute a breach of this Agreement by Sellers and all representations and warranties made herein shall be deemed to have been made with respect to the Schedules as so modified and supplemented, and Buyer shall have irrevocably waived its right to indemnification under Section 8.2(a) with respect to such matter set forth in such Schedule Supplement. For the avoidance of doubt, no Schedule Supplement shall contain any matter that existed as of the date of this Agreement, whether or not known to the Company or the Sellers.

5.10 280G Covenant. Prior to the Closing Date, Sellers shall cause the Company to submit to a stockholder vote, in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder (a “Stockholder Vote”), the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment received by such “disqualified individual” shall be a “parachute payment” under Section 280G(b) of the Code. Sellers shall cause the Company to obtain any required waivers, consents or agreements from the disqualified individual prior to the Stockholder Vote to comply with Section 280G of the Code. At least three (3) Business Days prior to providing the stockholders with any material necessary to comply with the Stockholder Vote, Buyer and its counsel shall be given the right to review and comment on all disclosure documents related to the Stockholder Vote. The Company shall incorporate into such documents any reasonable comments that are timely provided by Buyer. Buyer and its counsel shall be provided copies of all documents executed by the stockholders and disqualified individuals in connection with the vote.

5.11 Director and Officer Liability and Indemnification. Prior to the Closing Date, the Company shall purchase from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ or officers’ liability insurance a prepaid insurance policy (i.e., “tail coverage”) which provides liability insurance coverage for the individuals who were officers, directors and similar functionaries of the Company and its Subsidiaries at or prior to the Closing Date on no less favorable terms (including in amount and scope) as the policy or policies presently maintained by the Company and the Subsidiaries for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to Closing, including with respect to the transactions contemplated by this Agreement. The provisions of this Section 5.11 are intended for the benefit of, and will be enforceable by (as express third party beneficiaries), each current and former officer, director or similar functionary of the Company and the Subsidiaries and his or her representatives, heirs, successors and assigns and are in addition to, and not in substitution for, any other rights of indemnification or contribution that any such person may have had by contract or otherwise.

ARTICLE 6

CONDITIONS PRECEDENT TO CLOSING

6.1 Conditions to Each Party’s Obligations. The respective obligations of each party hereto to effect the transactions contemplated hereby shall be subject to the satisfaction as of the Closing of the following conditions: (i) HSR Approval shall have been obtained, (ii) all other filings with or permits, authorizations, consents and approvals of or expirations of waiting periods imposed pursuant to any other applicable Antitrust Laws required to consummate the transactions contemplated hereby shall have been obtained or filed or shall have occurred, and (iii) no injunction, restraining order or Order of any nature shall have been issued by or be pending before any Governmental Body challenging the validity or legality of the transactions contemplated hereby or restraining or prohibiting the consummation of such transactions or compelling Buyer to dispose of or discontinue or materially restrict the operations of a significant portion of the Company’s or the Subsidiaries’ respective businesses.

6.2 Conditions to Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived in writing by Buyer.

(a) Representations and Warranties. The representations and warranties of Sellers set forth in this Agreement shall be true and correct as of the Effective Date, and as of the

Closing Date as though made on and as of the Closing Date (in each case, except to the extent such representations are by their express provisions made as of a specified date, in which case they shall be true and correct as of the specified date), except to the extent that the amount of any Losses resulting from any inaccuracies of representations or warranties, in the aggregate, would not reasonably be expected to exceed the General Escrow Amount. Buyer shall have received a certificate signed by Sellers (in form and substance reasonably satisfactory to Buyer), dated as of the Closing Date, to the foregoing effect.

(b) Performance of Obligations of Sellers. Sellers shall have performed in all material respects all obligations required to be performed or complied with by them under this Agreement at or prior to the Closing, and Buyer shall have received a certificate signed by or on behalf of Sellers (in form and substance reasonably satisfactory to Buyer), dated as of the Closing Date, to the foregoing effect and copies of such corporate resolutions and other documents evidencing the performance thereof as Buyer may reasonably request.

(c) Delivery of Other Closing Documents. Buyer shall have received all documents and other items to be delivered under Section 7.2 below.

(d) No Material Adverse Effect. There shall not have been or occurred any event, change, occurrence or circumstance that has had or would reasonably be expected to have a Material Adverse Effect on the Company or any Subsidiary since the Effective Date.

(e) Consents. Sellers shall have obtained all consents, waivers and approvals set forth on Schedule 6.2(e) in a form reasonably satisfactory to Buyer.

6.3 Conditions to Obligations of Sellers. The obligations of Sellers to effect the transaction contemplated hereby are subject to the satisfaction of the following conditions, unless waived in writing by the Sellers:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the Effective Date, and as of the Closing Date as though made on and as of the Closing Date (in each case, except to the extent such representations are by their express provisions made as of a specified date, in which case they shall be true and correct as of the specified date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to have a Material Adverse Effect on Buyer. Sellers shall have received a certificate signed by Buyer (in form and substance reasonably satisfactory to Sellers), dated as of the Closing Date, to the foregoing effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing, and Sellers shall have received a certificate signed on behalf of Buyer (in form and substance reasonably satisfactory to Sellers), dated as of the Closing Date, to the foregoing effect and copies of such corporate resolutions and other documents evidencing the performance thereof as Sellers may reasonably request.

(c) Delivery of Other Closing Documents. Sellers shall have received all documents and other items to be delivered under Section 7.3 below.

(d) Consents. Buyer shall have obtained all consents, waivers and approvals set forth on Schedule 6.3(d) required by this Agreement to consummate the transactions contemplated by this Agreement in a form reasonably satisfactory to Sellers.

ARTICLE 7

CLOSING

7.1 Time and Place. The closing of the transactions that are the subject of this Agreement (the “Closing”) shall take place at the offices of Hirschler Fleischer, a Professional Corporation, located at The Edgeworth Building, 2100 East Cary Street, Richmond, Virginia 23223 commencing at 9:00 a.m. local time on a date to be specified by Buyer and Sellers which shall be no later than the third (3rd) Business Day after satisfaction or written waiver of each of the conditions set forth in Article 6, or on such other date and at such other time as the parties shall agree; provided, however, that if the satisfaction or written waiver of each of the conditions set forth in Article 6 occurs after the fifteenth (15th) day of a calendar month, then the parties agree that the Closing shall take place on the last Business Day of such calendar month unless such date would be later than the Outside Closing Date. The Closing hereunder shall in no event be later than the Outside Closing Date. The date of the Closing is referred to as the “Closing Date.”

7.2 Deliveries of Sellers. At the Closing, Sellers will execute and deliver or cause to be executed and delivered to Buyer simultaneously with delivery of the items referred to in Section 7.3:

(a) Share Certificates. Certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer.

(b) Bring Down Certificate. The certificates referred to in Sections 6.2(a) and 6.2(b) hereof.

(c) Good Standing Certificates. Certificates of good standing as of a date no earlier than thirty (30) days prior to Closing with respect to the Company and each Subsidiary issued by the applicable Governmental Body and certificates of authority for each state in which the Company and each Subsidiary is qualified to do business as a foreign corporation issued by the applicable Governmental Body.

(d) Consents. Copies of all consents and waivers referred to in Section 6.2(e) hereof.

(e) Certificate of General Partner. Certificate of the General Partner of each Seller, dated as of the Closing Date, with respect to the incumbency of the authorized representatives and their signatures, partnership certificate and organizational documents, and the partner resolutions authorizing the transactions contemplated by this Agreement.

(f) Resignations. Upon Buyer’s request, written resignations duly executed and delivered by each of the directors and officers of the Company and each Subsidiary.

(g) Option Termination Agreements. An Option Termination Agreement duly executed and delivered by each holder of Company Options.

(h) Books and Records. The minute books, stock ledgers and registers and corporate seals, if any, of the Company and each Subsidiary.

(i) Termination of Advisory Services Agreement. A termination agreement providing for the termination of the Advisory Services Agreement by and between the Company and Bertram Capital Management, LLC, dated December 21, 2010, as amended, which termination will be effective immediately following the effectiveness of the Closing.

(j) Escrow Agreement. The Escrow Agreement duly executed by each Seller and the Representative (as defined in the Escrow Agreement).

(k) FIRPTA Certificate. A non-foreign person affidavit that complies with the requirements of Section 1445 of the Code, executed by each Seller and in form and substance reasonably satisfactory to Buyer.

(l) Mutual Release Agreement. A duly signed mutual release agreement with lessor’s company chop affixed for EDI China to early terminate the lease agreement signed on May 15th, 2010 with the lessor, Shanghai Qingli Plastic Company Limited (上海清力塑料制品有限公司).

(m) Other Documents. Such other documents and instruments as Buyer or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

7.3 Deliveries of Buyer. At the Closing, Buyer will execute and deliver or cause to be executed and delivered to Sellers simultaneously with delivery of the items referred to in Section 7.2:

(a) Payment of the Purchase Price and Other Closing Payments. Bank wire transfers to Sellers and the Company as provided in Section 2.2.

(b) Bring Down Certificate. The certificates referred to in Sections 6.3(a) and 6.3(b) hereof.

(c) Good Standing Certificates. A certificate of good standing as of a date no earlier than thirty (30) days prior to Closing with respect to Buyer issued by the applicable Governmental Body.

(d) Consents. Copies of all consents and waivers referred to in Section 6.3(d) hereof.

(e) Certificate of Secretary. Certificate of the Secretary of Buyer, dated as of the Closing Date, with respect to the incumbency of corporate officers and their signatures, corporate good standing, charter and bylaws and the corporate director resolutions authorizing the transactions contemplated by this Agreement.

(f) Escrow Agreement. The Escrow Agreement duly executed by Buyer.

(g) Other Documents. Such other documents and instruments as Sellers or their counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

ARTICLE 8

COVENANTS AFTER CLOSING

8.1 Further Conveyances. After the Closing, Sellers will execute and deliver to Buyer (or cause to be executed and delivered to Buyer), such additional instruments as are reasonably and customarily required for the transactions contemplated herein, and Sellers will take such other and further actions as Buyer may reasonably request to sell, transfer and assign to Buyer and vest in Buyer good, valid and marketable title to the Shares.

8.2 Indemnification and Remedies.

(a) Indemnification by Sellers. Except as limited by Section 8.2(e), from and after the Closing, Sellers shall indemnify, defend and save Buyer and its respective officers, directors, employees, and agents (each, a “Buyer Indemnified Party”) harmless from and against any and all Losses sustained or incurred by any Buyer Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of: (i) any misrepresentation or breach of a representation or warranty made by Sellers under Article 3 hereof; (ii) any non-compliance with or breach by Sellers of any of the covenants or agreements contained in the Transaction Documents to be performed by Sellers; (iii) all Taxes (or the nonpayment thereof) of the Company and any Subsidiary for any Pre-Closing Tax Period and any Pre-Closing Straddle Period (other than the Tax matters addressed as Covered Matters, which shall be handled in the manner described in Schedule 8.2(a)); (iv) all Taxes of any member of an affiliated, combined or unitary group of which the Company or any Subsidiary is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law; (v) any and all Taxes of any Person (other than the Company or any Subsidiary) imposed on the Company or any Subsidiary as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing Date; (vi) any Seller Transaction Expenses and Indebtedness not paid on or prior to Closing but only to the extent required to be paid pursuant to Section 2.2(a); and (vii) the Covered Matters.

(b) Indemnification by Buyer. From and after the Closing, Buyer agrees to indemnify, defend and save Sellers and, as applicable, their respective officers, directors, employees, and agents (each, a “Seller Indemnified Party”) harmless from and against any and all Losses sustained or incurred by any Seller Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any misrepresentation or breach of a representation or warranty made herein by Buyer under Article 4 hereof or non-compliance with or breach by Buyer of any of the covenants or agreements contained in the Transaction Documents to be performed by Buyer.

(c) Indemnification Procedure.

(i) Within ten (10) Business Days after receipt by a party entitled to indemnification hereunder (the “Indemnified Party”) of written notice of the assertion or the commencement of any proceeding by a third party with respect to any matter referred to in Sections 8.2(a) or 8.2(b), the Indemnified Party shall give written notice thereof to the party obligated to indemnify Indemnified Party (the “Indemnifying Party”), which notice shall include a description of the proceeding, the amount thereof (if known and quantifiable) and the basis for the proceeding, and thereafter shall keep the Indemnifying Party reasonably informed with respect thereto. A claim for indemnification for any matter not involving a third party proceeding may be asserted by notice to Indemnifying Party within ten (10) Business Days after the Indemnified Party becomes aware of the claim and shall be paid promptly (subject to the terms of the Escrow Agreement) after (i) the Indemnifying Party’s receipt of such notice, or (ii) if the claim is disputed by the Indemnifying Party, within five (5) days after resolution of the dispute. An Indemnifying Party shall be entitled to participate in the defense of any third party action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnified Party’s claim for indemnification at the Indemnifying Party’s expense, and at its option (subject to the limitations set forth below and as set forth in Schedule 8.2(a)) shall, within ten (10) Business Days of receipt of notice of the claim from the Indemnified Party, be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided that the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided further that the fees and expenses of such separate counsel shall be borne by the Indemnified Party (other than any fees and expenses of such separate counsel that are incurred between the date Indemnified Party provides to the Indemnifying Party notice of the claim and the date the Indemnifying Party effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnifying Party). In the event Sellers are the Indemnifying Party and the claim for indemnification involves a claim against the Company or a Subsidiary, then the fees and expenses of counsel appointed by the Indemnifying Party under this Section shall be paid directly by the Company or the applicable Subsidiary, and the Company and the Subsidiaries shall be entitled to periodic reimbursement of such paid fees and expenses from the General Escrow Amount. Sellers agree to deliver joint written instructions to the Escrow Agent for such purpose.

(ii) Except as set forth on Schedule 8.2(a), the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (2) the claim seeks an injunction or equitable relief against the Indemnified Party; (3) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim; or (4) in a case where Sellers are the Indemnifying Party, the amount of the claim is reasonably likely to result in the payment of Losses in excess of the then-remaining Escrow Amount. If the Indemnifying Party controls the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim, without prejudice.

(d) Survival of Representations, Warranties, Covenants and Agreements. All representations and warranties of Buyer and Sellers shall survive the execution and delivery of this Agreement and the Closing hereunder for a period of eighteen (18) months following the Closing Date (the “Survival Period”); provided, however that any claim for indemnification based upon a breach of any such representation, warranty, covenant or agreement and asserted prior to the expiration of the Survival Period in accordance with the terms hereof shall survive until final resolution of such claim; provided, further that the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.6, 4.1, 4.2 and 4.3 (the “Excluded Representations”) and the covenants shall survive the execution and delivery of this Agreement and the Closing hereunder for a period of sixty (60) months following the Closing Date.

(e) Limitations on Indemnities.

(i) Threshold. Sellers shall not have any liability or obligation to the Buyer Indemnified Parties under Section 8.2(a)(i) unless and until the amount of Losses, in the aggregate, accrued pursuant to Section 8.2(a)(i) is equal to or greater than $2,000,000 (the “Indemnity Threshold”); provided, however that with respect to any individual item under Section 8.2(a)(i) without aggregation with any other related or similar item where the Loss relating to such item or series of related items (excluding attorneys’ fees) is less than $10,000, such amounts shall not be taken into account for the purposes of determining the Indemnity Threshold. For purposes of determining the failure of any representations or warranties to be true and correct, the breach of any covenants, and calculating Losses under this Article 8, any materiality or Material Adverse Effect qualifications in the representations and warranties shall be disregarded. Once the aggregate amount of all Losses accrued pursuant to Section 8.2(a)(i) equal or exceed the Indemnity Threshold, Sellers shall be liable for only those Losses in excess of the Indemnity Threshold, subject to the terms and conditions of this Agreement and up to the limitations of Section 8.2(e)(ii). Notwithstanding the foregoing, the Indemnity Threshold shall not apply to any Losses arising out of a breach of an Excluded Representation. Sellers shall not have any liability or obligation to the Buyer Indemnified Parties for the Tax matters addressed as Covered Matters in Schedule 8.2(a) unless and until the amount of Losses, in the aggregate, pertaining to such Covered Matters is equal to or greater than $100,000. Once the aggregate amount of all Losses pertaining to such Tax matters equals or exceeds $100,000, Sellers shall be liable for only those Losses in excess of $100,000, subject to the terms and conditions of this Agreement and up to the limitations of Section 8.2(e)(ii).

(ii) Cap. Notwithstanding any provision herein to the contrary, the maximum liability of Sellers to any Buyer Indemnified Party, in the aggregate, (A) under Section 8.2(a) for breaches of representations and warranties other than with respect to the Excluded Representations shall be an amount equal to five percent (5%) of the Purchase Price, and (B) under Section 8.2(a) with respect to any other matter relating to, resulting from, arising out of or otherwise by virtue of this Agreement or any of the transactions contemplated herein shall be an amount equal to twenty percent (20%) of the Purchase Price (the “General Indemnity Cap”). Once the aggregate amount of all Losses recovered by any Buyer Indemnified Party, in the aggregate, equals the General Indemnity Cap, then Buyer, on behalf of itself and the Buyer Indemnified Parties, shall release Sellers from all Liabilities relating to, resulting from, arising out of or otherwise by virtue of this Agreement or any of the transactions contemplated herein, other than claims based on fraud or claims for equitable relief.

(iii) Cooperation. Upon reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder hereby agrees (and agrees to cause its Affiliates, including the Company and the Subsidiaries if any of them is an Affiliate) to take all actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses incurred by the Indemnified Party, including, without limitation, pursuing any indemnification claim and remedy available to the Indemnified Party under either Acquisition Agreement. In the event a claim for indemnification by an Indemnified Party against an Indemnifying Party hereunder relates to an occurrence or facts that would constitute a breach of a representation, warranty or covenant under either of the Acquisition Agreements, then the Indemnified Party shall first pursue any claims and remedies against the indemnifying party(ies) under the applicable Acquisition Agreement to the extent provided thereunder, and the Indemnified Party shall use commercially reasonable efforts to recover its Losses first from such indemnifying parties. Notwithstanding the foregoing, in connection with the submission of any claim for Losses under either Acquisition Agreement, the Indemnified Party shall be entitled to submit a claim notice under this Article 8 in order to preserve such Indemnified Party’s right to indemnification hereunder.

(iv) Insurance; Tax Benefits; Other Benefits. The amount of any Losses payable by an Indemnifying Party under this Article 8 shall be net of: (A) amounts received by the Indemnified Party under its applicable insurance policies with respect to such Loss (determined after giving effect to any increase in premiums resulting therefrom and net of Taxes or other liabilities incurred by such Indemnified Party or any of its Affiliates as a result of such claim and out-of-pocket costs of collecting such insurance proceeds); (B) any Tax benefit that is actually realized by the Indemnified Party resulting from or arising from the incurrence or payment of any such Loss in the taxable year in which such Loss occurs and the next taxable year; and (C) amounts received by the Indemnified Party from other sources as a result of actions taken pursuant to Section 8.2(e)(iii). An Indemnified Party will use commercially reasonable efforts to pursue any available coverage under any available insurance policies maintained by such Indemnified Party and any available Tax benefit for any Losses otherwise subject to indemnity hereunder. If an Indemnified Party receives any amounts under applicable insurance policies subsequent to its receipt of an indemnification payment by the Indemnifying Parties, then such Indemnified Party shall, without duplication, promptly reimburse the Indemnifying Parties for any payment made by such Indemnifying Parties up to the amount received by the Indemnified Party, provided that the aggregate amount of reimbursement payments to the Indemnifying Parties in respect of any such Loss shall not in any event exceed the aggregate indemnification payment received by the Indemnified Party from the Indemnifying Parties with respect to such Loss. For purposes of this Agreement, an Indemnified Party will be deemed to have realized a Tax benefit to the extent that the amount by which the Taxes that would have been payable by the Indemnified Party ignoring any items of deduction, credit or loss generated by the event giving rise to the Loss exceeds the amount of Taxes paid by the Indemnified Party taking into account any items of deduction, credit or loss generated by the event giving rise to the Loss, assuming that any such item of deduction, credit or loss is the last such item of deduction, credit or loss on any Tax Return.

(v) Exclusive Remedy. The indemnification provided in this Article 8, subject to the limitations set forth herein, shall constitute the sole and exclusive remedies of the Buyer Indemnified Parties and the Seller Indemnified Parties with respect to breach of the representations, warranties, covenants and agreements in this Agreement, or based directly or indirectly on any rights or obligations established by this Agreement, whether any claims or causes of action asserted with respect to such matters are brought in contract, tort or any other legal theory whatsoever. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted by Rule, any and all rights, claims and cause of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Rule, except pursuant to the indemnification provisions set forth in this Article 8. Nothing in this Section 8.2(e)(v) shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.12. The foregoing shall not be construed to impose any liability under this Agreement on Sellers in excess of the amounts set forth in Section 8.2(e)(ii).

(vi) No Consequential Damages. In no event shall any Indemnifying Party be liable to any Indemnified Party for diminution in value, multiples of earnings (but not lost profits) or any consequential damages which, for the purposes of this Agreement, are defined as those damages that arise solely from the special circumstances of the Indemnified Party that have not been communicated to the Indemnifying Party. For the avoidance of doubt, in the case of punitive, consequential or any other damages (regardless of how classified) that are actually paid or payable to a third party, and for which an Indemnified Party is entitled to recovery hereunder, such damages so paid or payable shall be deemed to be direct damages for purposes of this Agreement.

(f) Manner and Treatment of Indemnity Payments. Any indemnification of any Buyer Indemnified Party or any Seller Indemnified Party pursuant to this Article 8 shall be effected by wire transfer of immediately available funds from Buyer or Sellers, as the case may be, to an account designated in writing by the applicable indemnified party within ten (10) days after the final determination thereof; provided, however, that any indemnification of any Buyer Indemnified Party shall be satisfied first by a payment from the Escrow Funds (but only up to the amount of the General Escrow Amount) and then by payment from Sellers. Any payments made to an Indemnified Party pursuant to this Section 8.2 shall be treated as an adjustment to the Purchase Price for Tax purposes.

8.3 Tax Matters.

(a) Access to Former Business Tax Documents. Buyer agrees to retain all Tax Returns, related schedules and workpapers, and all records and other documents relating thereto

(collectively, the “Tax Documents”) for taxable periods ending prior to or including the Closing until the later of (i) the expiration of the statute of limitations (including extensions) of the taxable years to which such Tax Documents relate, or (ii) December 31, 2017. During such period, Buyer will afford duly authorized representatives of Sellers and appropriate tax auditors, reasonable access to all such Tax Documents and will permit such representatives, at the expense of Sellers, to make copies of any such Tax Documents or to obtain temporary possession of any thereof as may be reasonably required by Sellers.

(b) Tax Deductions. Buyer represents that the Company will be included as a member of an affiliated group of which Buyer is a member for U.S. federal income tax purposes, and accordingly the taxable year of the Company shall close at 11:59 pm on the Closing Date for U.S. federal income tax purposes. For Tax purposes, to the extent allowed by law, Buyer and Sellers agree to treat the payments giving rise to Tax Deductions as allocable to the portion of the Closing Date prior to Buyer’s acquisition of the Shares. Any Tax refunds that are received by Buyer, the Company or any of the Subsidiaries, or any Affiliate of any of the foregoing, and any Tax credits that Buyer, the Company or any of the Subsidiaries, or any Affiliate of any of the foregoing, are utilized with respect to taxable periods or portions thereof ending on or before the Closing Date (including, for the avoidance of doubt, any refunds or credits resulting from estimated Tax payments made by the Company or any Subsidiary prior to the Closing Date with respect to the period ending on the Closing Date) and are attributable to Tax Deductions shall be for the account of Sellers, and Buyer shall pay over to Sellers any such refund or the amount of any such credit, net of any costs of receiving such refund or utilizing such credit and net of any Taxes resulting from the receipt of such refund or the utilization of such credit, within ten (10) days after receipt or utilization thereof. In addition, if Buyer, the Company or any Subsidiary, or any Affiliate of any of the foregoing, realizes any actual reduction in its liability for Taxes with respect to any taxable period or portion thereof ending after the Closing Date resulting, directly or indirectly, from a Tax Deduction, Buyer shall pay the amount of such reduction to Sellers within ten (10) days after realizing such reduction. For purposes of this Agreement the amount of any actual reduction in its liability for Taxes shall be the amount, if any, by which the Taxes that would have been payable by Buyer, the Company or any of the Subsidiaries, or any Affiliate of any of the foregoing, ignoring any items related to the Tax Deductions exceeds the amount of Taxes paid by Buyer, the Company or any of the Subsidiaries, or any Affiliate of any of the foregoing, taking into account any items related to the Tax Deductions, assuming that any such item is the last such item on any Tax Return. Buyer shall be deemed to realize a reduction in its Taxes as of the date the Tax Return that reflects such reduction is filed. Buyer shall prepare or cause to be prepared, at Sellers’ cost, in a manner consistent with the past practices of the Company and its Subsidiaries unless otherwise required by any Rule and in accordance with applicable Rules, all federal, state, local and foreign (i) Tax Returns for the Company and each of the Subsidiaries with respect to period ending on the Closing Date, and (ii) amended Tax Returns for the Company and its Subsidiaries for periods ending prior to the Closing Date to the extent the Tax Deductions create a refund due to a net operating loss carryback. Buyer shall deliver all such Tax Returns to Sellers for their review and comment at least thirty (30) days prior to the due date for any such Tax Return or the filing of any amended Tax Return, as the case may be, in order to provide Seller with a reasonable period of time to review and comment on such Tax Return. Within ten (10) days of receiving any such Tax Return, Sellers shall provide to Buyer in writing any comments to such Tax Return. The parties shall attempt in good faith to resolve any dispute with respect to such Tax Return. To the extent that the parties are unable to resolve any such dispute at least ten (10) days prior to the due date for any such Tax

Return, the parties shall refer the dispute to the Accounting Firm for resolution in accordance with the procedure set forth in Section 2.3. If the Accounting Firm is unable to resolve any such dispute prior to the due date for such Tax Return, Buyer shall timely file such Tax Return as prepared by Buyer subject to amendment, if required, to reflect the resolution of the Accounting Firm. Buyer shall use its commercially reasonable efforts to prepare, or cause the Company and the Subsidiaries to prepare, all such Tax Returns in a manner that maximizes the benefit of the Tax Deductions to Sellers as provided in this Section, subject to compliance with Rules governing the deductibility of such amounts.

(c) Straddle Period. For purposes of this Agreement, the portion of Tax with respect to the income, property or operations of the Company or any Subsidiary that is attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the period of the Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 8.3(c). The portion of such Tax attributable to the Pre-Closing Straddle Period will (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period, and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. The portion of Tax attributable to a Post-Closing Straddle Period shall be calculated in a corresponding manner. To the extent that any Tax for a Straddle Period is based on the greater of a Tax on net income, on the one hand, and a Tax measured by net worth or some other basis not otherwise measured by income, on the other hand, the portion of such Tax related to the Pre-Closing Straddle Period and the Post-Closing Straddle Period will be determined based on the foregoing and based on the manner in which the actual Tax liability for the entire Straddle Period is determined. In the case of a Tax that is (i) paid for the privilege of doing business during a period (a “Privilege Period”) and (ii) computed based on business activity occurring during an accounting period ending prior to such Privilege Period, any reference to a “Tax period,” a “tax period,” or a “taxable period” shall mean such accounting period and not such Privilege Period.

(d) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed on Buyer or the Company or any Subsidiary as a result of the transactions contemplated by this Agreement and (“Transfer Taxes”) will be borne and paid one-half by Buyer and one-half by Sellers when due, and Buyer, at the parties’ shared expense, will cause to be filed all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

(e) Cooperation; Audits. In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company or any Subsidiary, Buyer and the Company, on the one hand, and Sellers, on the other hand, shall cooperate fully with each other, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Governmental Body as to the imposition of Taxes.

(f) Certain Controversies. This Section 8.3(f) and not Section 8.2(c) shall control any inquiry, assessment, proceeding or other similar event relating to Taxes of the Company or any Subsidiary. Sellers have the right to represent the interests of the Company or any Subsidiary before the relevant Governmental Body with respect to any inquiry, assessment, proceeding or other similar event relating solely to any Pre-Closing Tax Period (a “Tax Matter”) and have the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, preparing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter; provided, however, (i) Buyer has the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from counsel employed by Sellers, and (ii) Sellers shall not enter into any settlement of or otherwise compromise any such Tax Matter without the prior written consent of Buyer, which consent shall not be unreasonably conditioned, withheld or delayed. Buyer has the right to represent the interests of the Company or any Subsidiary before the relevant Governmental Body with respect to any Tax Matter that does not relate solely to any Pre-Closing Tax Period and has the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter; provided, however, (i) Sellers have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at their own expense, separate from counsel employed by Buyer, and (ii) Buyer shall not enter into any settlement of or otherwise compromise any such Tax Matter that affects the liability of Sellers pursuant to Section 8.2 without the prior written consent of Sellers, which consent shall not be unreasonably conditioned, withheld or delayed.

8.4 Employee Benefits. For the period beginning at the Closing and ending December 31, 2012, Buyer shall cause the Company to provide benefits to employees of the Company and the Subsidiaries with terms and conditions that are substantially equivalent to those provided to such employees as of the Effective Date, including one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code, an annual bonus program, commission arrangements, vacation leave, sick leave and holidays. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit Buyer’s or the Company’s ability to amend, modify or terminate any benefit plan, program, agreement or arrangement, (iii) constitute or create an employment agreement, or (iv) create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company, any Subsidiary or any other Person other than the parties hereto and their respective successors and permitted assigns.

8.5 Release by Sellers.

(a) Effective as of Closing, each of the Sellers, on behalf of themselves and their respective Affiliates, heirs, successors and assigns (collectively, the “Seller Related Persons”), hereby absolutely, unconditionally and irrevocably releases and discharges, fully, finally and forever, the Company, the Subsidiaries, Buyer, and Buyer’s respective Affiliates, agents, representatives, directors, officers and employees (together, the “Buyer Released Parties”) from any and all claims, demands, rights, causes of action, proceedings, orders, remedies, obligations, damages and liabilities of whatsoever kind or character arising as a result of any event or condition, or action or inaction of the Buyer Released Parties, from the beginning of time until Closing, whether known or unknown, absolute or contingent, both at law and in equity, which such Seller Related Person ever had, now has, or ever may have, against any Buyer Released Party, including in any Seller Related Person’s capacity as a direct or indirect equityholder of the Company or the Subsidiaries prior to Closing and pursuant to any Contract between any Seller Related Person and a Buyer Released Party (as to each Seller Related Person, such Seller Related Person’s “Seller Related Person Claims”); provided, however, that Seller Related Person Claims shall not include any claims pursuant to this Agreement or any Transaction Documents.

(b) No Seller has instituted, and will not institute, any Legal Proceeding against any Buyer Released Party with any Governmental Authority or otherwise, based on events occurring on or prior to the Closing Date in relation to any matter released or purported to be released hereunder. No Seller has assigned, and will not assign, any Seller Related Person Claim and has not authorized, and will not authorize, any other Person to assert any Seller Related Person Claim on its or their behalf.

(c) Each of the Sellers expressly acknowledges that the release provided under this Section 8.5 is intended to include in its effect all claims within the scope of this release that the Sellers do not know or suspect to exist in their favor at the time of execution hereof, and that this release contemplates the extinguishment of any such claim or claims.

(d) Each of the Sellers is aware that statutes exist that render null and void or otherwise affect or may affect releases and discharges of any claims, rights, demands, Liabilities, Legal Proceedings and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. Each of the Sellers, for itself and the other Seller Related Persons, hereby expressly waives, surrenders and agrees to forego any and all protections, rights or benefits to which the Sellers otherwise would be entitled by virtue of the existence of any such statute or the common law of any state, province or jurisdiction with the same or similar effect. Further, it is understood and agreed that the facts in respect of which the release provided under this Section 8.5 is given may turn out to be other than or different from the facts in that respect now known or believed by the Sellers to be true; and with such understanding and agreement, each of the Sellers expressly accepts and assumes the risk of facts being other than or different from the assumptions and perceptions as of any date prior to and including the Closing Date, and agrees that this release shall be in all respects effective and shall not be subject to termination or rescission by reason of any such difference in facts.

(e) The release provided under this Section 8.5 shall extend to and be binding upon each of the Sellers, and each such Person’s legal successors and assigns, and all other Seller Related Persons, and shall inure to the benefit of all of the Buyer Released Parties.

Section 8.6. Non-Solicitation.

(a) For a period of two (2) years from and after the Closing Date, no Seller shall, and each Seller shall cause its Controlled Affiliates and its and their respective directors, officers and employees and representatives acting on their behalf not to, directly or indirectly

(i) solicit, induce or encourage any of the employees of the Company or any Subsidiary to leave their respective positions of employment with Buyer or any of its Affiliates (including the Company and the Subsidiaries); or

(ii) hire, employ or otherwise engage any of such individuals, provided that the foregoing restrictions with respect to the solicitation or hiring of Gary Edwards and David Hawkins shall expire on the six-month anniversary of the Closing Date. The covenants and undertakings contained in this Section 8.6 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 8.6 will cause irreparable injury to the Buyer, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 8.6 will be inadequate. Therefore, the Buyer will be entitled to a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 8.6 without the necessity of proving actual damage or posting any bond whatsoever. The rights and remedies provided by this Section 8.6 are cumulative and in addition to any other rights and remedies which the Buyer may have hereunder or at law or in equity.

(b) The parties hereto agree that, if any court of competent jurisdiction determines that a specified time period or any other relevant feature of Section 8.6(a) hereof is unreasonable, arbitrary or against public policy, then a lesser period of time or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

(c) As used in this Agreement, “Controlled Affiliates” means any Person controlled by any Seller, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

ARTICLE 9

MISCELLANEOUS

9.1 Confidentiality. The parties hereby ratify and affirm the Confidentiality Agreement and incorporate its provisions herein such that all confidential information received by Buyer in connection with the transaction hereunder shall be governed by the terms of the Confidentiality Agreement; provided, however, that upon the Closing, the Confidentiality Agreement shall be terminated and have no further force and effect. From and after the Closing Date, Sellers shall not and shall cause their directors, officers, employees and Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Buyer or use or otherwise exploit for their own benefit or for the benefit of anyone other than Buyer, any Confidential Information (as defined below). Sellers shall not have any obligation to keep confidential (or cause their officers, directors or Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Rules; provided, however, that in the event disclosure is required by applicable Rules, Sellers shall, to the extent reasonably possible, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may seek an appropriate protective order. For purposes of this Section 9.1, “Confidential Information” means any information with respect to the Company or any of the Subsidiaries, including methods of operation, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

9.2 Notices, Consents, etc. Any notices, consents or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally; (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested; (c) delivered by a recognized overnight courier service; or (d) sent by facsimile transmission to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing. Date of service of such notice shall be deemed to be (w) the date such notice is personally delivered; (x) three (3) days after the date of mailing if sent by certified or registered mail; (y) one (1) day after date of delivery to the overnight courier if sent by overnight courier; or (z) the next succeeding Business Day after transmission by facsimile.

If to Sellers:

c/o Bertram Capital Management, LLC

800 Concar Drive, Suite 100

San Mateo, CA 94402

Attn.: Jeffrey M. Drazan

Fax: (650) 358-5001

with a copy to:

Hirschler Fleischer, PC

The Edgeworth Building

2100 East Cary Street

P.O. Box 500

Richmond, Virginia 23223 (mail 23218-0500)

Attn.: Andrew M. Lohmann, Esquire

Fax: (804) 644-0957

If to Buyer:

Nordson Corporation

28601 Clemens Road

Westlake, Ohio 44145

Attn: Robert Veillette

Vice President, General Counsel & Secretary

Fax: (440) 892-9253

with a copy to:

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Attn.: James P. Dougherty

Fax: (216) 579-0212

9.3 Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on Buyer only if such amendment or waiver is set forth in a writing executed by Buyer, and provided that any such amendment or waiver will be binding upon Sellers only if such Amendment or waiver is set forth in a writing executed by Sellers. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

9.4 Documents. Each party will execute all documents and take such other actions as any other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement.

9.5 Counterparts. This Agreement may be executed in two or more counterparts (including by means of telecopied, facsimile or pdf signature pages), any one of which need not contain the signatures of more than one party and all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other.

9.6 Expenses. Except as otherwise specifically provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement. Notwithstanding the above, Buyer shall be required to pay for all filing fees under the HSR Act and other Antitrust Laws, if a filing is required.

9.7 Choice of Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Delaware without giving effect to provisions thereof regarding conflict of laws.

9.8 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or Buyer (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.

9.9 Certain Rules of Construction.

(a) Unless the context of this Agreement otherwise requires, references in this Agreement to the plural include the singular and references to the singular include the plural. Additionally, whenever the context so requires, the masculine shall refer to the feminine and the neuter shall refer to the masculine or the feminine.

(b) Wherever any representation, warranty or other statement made in this Agreement is qualified by the phrases “to the knowledge of Sellers,” or “to Sellers’ knowledge” or “known to Seller” as well as similar words or phrases, such qualification shall mean the actual knowledge of the members of the Company’s and each Subsidiary’s Board of Directors or Board of Managers, as applicable, and Gary Edwards, David Hawkins, Dan Kelm, Robert Deitrick and Andrei Stapinoiu, in each case after reasonable inquiry.

(c) The normal rules of construction that require the terms of an agreement to be construed most strictly against the drafter of such agreement are hereby waived since each party has been represented by counsel in the drafting and negotiation of this Agreement.

(d) The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement.

(e) In addition to the words and terms elsewhere defined in this Agreement, certain capitalized words and terms used throughout this Agreement shall have the meanings given to them by the definitions and descriptions in this Section 9.9(e) unless the context or use indicates another or different meaning or intent.

“Accounting Firm” is defined in Section 2.3(e).

“Accounts Payable” means all sums owed by the Company or any Subsidiary to trade creditors as determined in accordance with GAAP as of the Closing Date.

“Accounts Receivable” means all of the Company’s and its Subsidiaries’ accounts receivable as determined in accordance with GAAP as of the Closing Date; provided, that with respect to Premier, “Accounts Receivable” means all of Premier’s accounts receivable as determined in accordance with past practice, consistently applied.

“Acquisition Agreements” means (i) that certain Unit Purchase Agreement by and among Timothy Callahan, Christopher Curtin, Ronald Kuhnen and John Ulcej and the Company dated December 5, 2010 (the “EDI Acquisition Agreement”), and (ii) that certain Stock Purchase

Agreement by and among EDI LLC and the shareholders of Premier named therein dated March 8, 2012 (the “Premier Acquisition Agreement”).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the Preamble.

“Allocable Percentage” is defined in Section 2.1.

“Antitrust Laws” means the HSR Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Rules that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Audited Financial Statements” is defined in Section 3.7.

“Balance Sheet” is defined in Section 3.7.

“Balance Sheet Date” is defined in Section 3.7.

“BGC I” is defined in the Preamble.

“BGC II” is defined in the Preamble.

“BGC II-A” is defined in the Preamble.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Delaware.

“Business Documents” means all documentary information concerning the Company’s and each Subsidiaries’ respective businesses including all correspondence, customer records and information, sales and promotional materials, catalogs and advertising literature, blueprints, drawings and other technical papers and specifications, product research and test data, quality control records, service manuals, service bulletins, training materials, product bulletins, product information booklets, business plans, appraisals, maintenance, repair and asset history and appreciation records, and all OSHA and EPA files.

“Buyer” is defined in the Preamble.

“Buyer Indemnified Party” is defined in Section 8.2(a).

“Buyer Released Parties” is defined in Section 8.5.

“Cash” means all of the Company’s and Subsidiaries’ cash, cash equivalents, all restricted cash and marketable securities, in each case determined in accordance with GAAP. For the avoidance of doubt, (i) for purposes of determining whether the Company is delivered free of Cash pursuant to Section 2.2(a), Cash will be calculated net of issued but uncleared checks and drafts and will include checks, other wire transfers and drafts deposited for the account of the Company on such date and (ii) any amount retained by the Company under the General Holdback Amount (as defined in the EDI Acquisition Agreement) with respect to a claim pursuant to Section 6.2(a)(iv) under the EDI Acquisition Agreement shall be retained by the Company through the Closing and shall not be deemed to be “Cash” for any purpose under this Agreement . For purposes of this Agreement “free of Cash” means Cash equal to zero dollars.

“Change-in-Control Payments” is defined in Section 2.1.

“Closing” or “Closing Date” means the date on which the closing of the transactions hereunder occurs as specified in Section 7.1.

“Closing Indebtedness Amount” is defined in Section 2.1.

“Closing Operating Working Capital” is defined in Section 2.3(a).

“Closing Statement” is defined in Section 2.3(d).

“Closing Statement Date” is defined in Section 2.3(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” is defined in Recital A.

“Company” is defined in Recital A.

“Company Option” or “Company Options” is defined in Section 1.2.

“Company Stock Plan” means any stock option plan or other stock or equity-related plan of the Company.

“Confidential Information” is defined in Section 9.1.

“Confidentiality Agreement” means that certain Confidentiality Agreement entered into between the Company and Buyer dated effective as of March 19, 2012.

“Continuing Employee” is defined in Section 8.4.

“Contracts” means all contracts, agreements, instruments and commitments, whether written or oral, of whatsoever kind or nature related to the operation of the Company’s or a Subsidiary’s business and to which the Company or a Subsidiary is a party or by which the Company or a Subsidiary is bound, including all leases, loan agreements, indentures, promissory notes, conditional letters of credit, guarantees, indemnity agreements and surety arrangements, distributor or sales agreements, agreements with third parties who fulfill service or warranty obligations on behalf of the Company or a Subsidiary and all agreements with suppliers or customers, including all sales, service and warranty agreements with customers.

“Controlled Affiliates” is defined in Section 8.6(c).

“Copyrights” is defined in the definition of Intellectual Property in Section 9.9(e).

“Covered Matters” means those matters set forth on Schedule 8.2(a).

“Disputed Items” is defined in Section 2.3(e).

“Domestic Subsidiaries” is defined in Recital B.

“DMT Settlement Agreement” means that certain Settlement Agreement and Mutual Release by and among EDI LLC, Andritz Biax SAS and certain other parties thereto, dated July 8, 2011.

“EDI China” is defined in Recital B.

“EDI Germany” is defined in Recital B.

“EDI Japan” is defined in Recital B.

“EDI LLC” is defined in Recital B.

“Effective Date” is defined in the Preamble.

“Employee Benefit Plans” is defined in Section 3.17(a).

“Environmental Costs and Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation or requirement of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order or agreement with any Governmental Body or other Person, which relates to any environmental, health or safety condition, violation or requirement of Environmental Law or a release or threatened release of Hazardous Waste.

“Environmental Law” means any foreign, federal, state or local statute, regulation, ordinance, rule of common law or other legal requirement in effect relating to human health, land use, chemical substances in the environment and/or the protection of the environment or natural resources, or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act

(42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

“Environmental Permits” means all Permits required by Environmental Laws.

“Equipment” means all of the Company’s and its Subsidiaries’ fixtures, equipment, machinery, parts, service and spare parts and supplies, tooling, jigs, patterns, molds, dies, computer hardware, set-up devices, robotics equipment, automobiles, trucks, forklifts, cranes, material handling systems, telephone systems, security systems, facsimiles, photocopiers and all other items of tangible personal property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code, (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code or an affiliated service group as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code.

“Escrow Agent” is defined in Section 2.2(b).

“Escrow Agreement” is defined in Section 2.2(b).

“Escrow Funds” means the General Escrow Amount plus the Working Capital Escrow Amount as the same may be increased by investment earnings or decreased by investment losses or payments made in satisfaction of the Purchase Price adjustments owed to the Buyer and the indemnification obligations owed to Buyer Indemnified Parties from time to time.

“Estimated Adjustment” is defined in Section 2.3(c).

“Estimated Closing Operating Working Capital” is defined in Section 2.3(b).

“Example Working Capital Calculation” is defined in Section 2.3(b).

“Exchange Rate” means the applicable exchange rate set forth in The Wall Street Journal (Northeast edition), or, if not reported therein, as reported by another authoritative journal of Buyer and Sellers joint election, in either case on the date that is two (2) Business Days before the Closing Date.

“Excluded Representations” is defined in Section 8.2(d).

“Financial Statements” is defined in Section 3.7.

“Foreign Benefit Plan” is defined in Section 3.17(m).

“Foreign Subsidiaries” is defined in Recital B.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable as the date of determination as consistently applied by the Company.

“General Escrow Amount” is defined in Section 2.2(b).

“General Indemnity Cap” is defined in Section 8.2(e)(ii).

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Waste” means (A) hazardous materials, hazardous substances, extremely hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., and any other environmental and safety requirements under applicable Environmental Law; (B) petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (C) any radioactive material, including any source, special nuclear, or by-product material as defined in 42 U.S.C. § 2011 et seq.; (D) asbestos in any form or condition; (E) chlorofluorocarbons in any form or condition; and (F) any other material, substance or waste to which liability or standards of conduct may be imposed under any environmental and safety requirements under applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant thereto.

“HSR Approval” means either (1) the expiration of the waiting period required under the HSR Act, prior to the consummation of the transactions contemplated herein, or (2) the early termination of the waiting period required under the HSR Act.

“Indebtedness” means at a particular time, without duplication, with respect to the Company and its Subsidiaries on a consolidated basis, (i) any obligations under any indebtedness for borrowed money (including, without limitation, all principal, interest, premiums, penalties, fees, expenses, indemnities and brokerage costs), (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any commitment which assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) any deferred purchase price for property or services (other than trade payables), including any “earnout,” “holdback” or similar payment, (v) any obligations under capitalized leases determined in accordance with GAAP or with respect to which such entity is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations such entity assures a creditor against loss, (vi) any indebtedness secured by a Lien on such entity’s assets, (vii) any obligations payable to any Person triggered by the consummation of the transactions contemplated hereunder,

(viii) any obligations under interest rate swap, hedging or similar agreements, and (ix) any liability of others described in the preceding clauses (i) through (viii) that the Company or any of the Subsidiaries has guaranteed. For the avoidance of doubt, Indebtedness will not include (A) any intercompany obligations between or among the Company or any of its Subsidiaries, or (B) any trade payables incurred in the Ordinary Course of Business that are reflected in the final Closing Statement.

“Indemnified Party” is defined in Section 8.2(c)(i).

“Indemnifying Party” is defined in Section 8.2(c)(i).

“Indemnity Cap” is defined in Section 8.2(e)(ii).

“Indemnity Threshold” is defined in Section 8.2(e)(i).

“Intellectual Property” means all intellectual property rights used by the Company or any Subsidiary arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction, and all rights to enforce and to collect damages for past, present and future violations of such rights: (i) all patents and applications therefor, including continuations, divisionals, continuation-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”), (iii) all copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) all discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of the Company or any Subsidiary, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”), and (v) all Software and Technology of the Company.

“Intellectual Property Licenses” means (i) any grant to a third Person of any right to use any of the Intellectual Property, and (ii) any grant to the Company or any Subsidiary of a right to use a third Person’s intellectual property rights which is necessary for the use of any Intellectual Property.

“Inventory” means all raw materials, work in process and finished goods inventory of the Company and any Subsidiary.

“KG” is defined in Recital B.

“Leased Real Property” is defined in Section 3.9(b).

“Leases” is defined in Section 3.9(b).

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or proceedings by or before a Governmental Body.

“Liability” means any liability or obligation of any kind or nature whatsoever of the Company or any Subsidiary, whether accrued, absolute, contingent or otherwise, whether known or unknown, asserted or unasserted, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise.

“Liens” means any claims, liens, charges, restrictions, options, preemptive rights, mortgages, hypothecations, assessments, pledges, servitudes, easements, encumbrances or security interests of any kind or nature whatsoever.

“Losses” means all Liabilities, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, actual or punitive damages or reasonable costs or reasonable expenses of any and all investigations, proceedings, judgments, remediations, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts).

“Lower Collar Amount” is defined in Section 2.3(a).

“Management GmbH” is defined in Recital B.

“Marks” is defined in the definition of Intellectual Property in Section 9.9(e).

“Material Adverse Effect” means, with respect to a Person, a material adverse effect on or change in the (i) business, assets, liabilities, condition (financial or otherwise), employees, or results of operations of the applicable Person, or (ii) ability of such Person to perform its obligations under this Agreement or any agreement entered into in connection herewith or to consummate the transactions contemplated hereby or thereby in all material respects, but shall not include any effect arising from (x) changes in general industry conditions for the industry in which such Person conducts business or changes in the U.S. economy generally, including as a result of acts of war or terrorism, changes in GAAP, and changes in law or regulations, in each case which do not affect such Person in a manner materially different from other Persons in such industry or (y) changes resulting from the fact that the transactions contemplated by this Agreement have been publicly disclosed or are otherwise known to a Person.

“Material Contracts” means any Contract:

(i) between, on the one hand, the Company or any Subsidiary, and, on the other hand, a Significant Customer, requiring payments to the Company or the applicable Subsidiary in excess of $50,000;

(ii) between, on the one hand, the Company or any Subsidiary, and, on the other hand, a Significant Supplier, requiring payments to such Significant Supplier in excess of $50,000;

(iii) that may give rise to Liabilities, revenues or benefits exceeding $50,000 (or the equivalent value in the applicable currency) annually to the Company or any

Subsidiary but excluding customer Contracts and supplier Contracts. In the event the value of the annual Liabilities, revenues or benefits to the Company or any Subsidiary are not readily determinable, whether a Contract gives rise to Liabilities, revenues or benefits exceeding $50,000 annually to the Company or any Subsidiary shall be determined based on the Liabilities, revenues or benefits to the Company or applicable Subsidiary during the 2011 calendar year.;

(iv) evidencing Indebtedness of the Company or any Subsidiary;

(v) for the cleanup, abatement or other actions in connection with any Hazardous Waste, the remediation of any existing environmental Liabilities, the violation of any Environmental Laws or relating to the performance of any environmental audit or study, excluding, however, provisions in customer Contracts in the Ordinary Course of Business;

(vi) under which the consequences of a default or termination could have a Material Adverse Effect on the Company or any Subsidiary;

(vii) with customers that are Governmental Bodies with gross purchases from the Company or any Subsidiary in excess of $250,000; or

(viii) with any Governmental Body or with any Person in connection with such Person’s contract with any Governmental Body (other than customer Contracts).

“NASDAQ” means the NASDAQ Stock Market operated by NASDAQ OMX Group, Inc.

“Objections Statement” is defined in Section 2.3(e).

“Operating Working Capital” means (i) all current assets (excluding Cash, deferred income taxes, and any current assets relating to the manufacture of the Settlement Dies (as defined in the DMT Settlement Agreement) pursuant to the DMT Settlement Agreement) of the Company and its Subsidiaries as of the close of business on the Closing Date (but before taking into account the consummation of the transactions contemplated hereby), minus (ii) all current liabilities of the Company (excluding the Change-in-Control Payments, the Closing Indebtedness Amount, the Option Cancellation Payments, any accounts payable relating to the manufacture of the Settlement Dies (as defined in the DMT Settlement Agreement) pursuant to the DMT Settlement Agreement, and any other interest bearing liabilities) and its Subsidiaries as of the close of business on the Closing Date (but before taking into account the consummation of the transactions contemplated hereby), in each case calculated in accordance with and using the same line items and adjustments as set forth on the Example Working Capital Calculation. For the avoidance of doubt, the determination of the Purchase Price and the preparation of the Closing Statement will take into account only those components (i.e., line items) and adjustments reflected on the Example Working Capital Calculation and used in calculating the Upper Collar Amount and Lower Collar Amount. Further to the preceding sentence, the calculation of the Purchase Price will be determined, and any such calculations on the Closing Statement will be determined, in accordance with the Example Working Capital Calculation (and without any change in or introduction of any new reserves; provided the warranty reserves and any other reserves that are customarily adjusted by the Company or any Subsidiary in the Ordinary Course of Business shall be updated as of the Closing Date consistent with the same methodology used in determining such reserves), and without duplication to any items counted in the computation of Seller Transaction Expenses. The parties agree that the purpose of preparing and calculating the Operating Working Capital hereunder is to measure changes in Operating Working Capital without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from the Example Working Capital Calculation. The determination of Operating Working Capital and the preparation of the Closing Statement will entirely disregard (A) any and all effects on the assets or liabilities of the Company and its Subsidiaries as a result of the transactions contemplated hereby or of any financing or refinancing arrangements entered into at any time by Buyer or any other transaction entered into by Buyer in connection with the consummation of the transactions contemplated hereby, and (B) any of the plans, transactions, or changes which Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Company and its Subsidiaries or their businesses or assets, or any facts or circumstances that are unique or particular to Buyer or any of its assets or liabilities.

“Option Cancellation Payments” is defined in Section 1.2.

“Option Holder Escrow Funds” is defined in Section 2.2(b).

“Option Termination Agreement” is defined in Section 1.2.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means, as applicable, the Company’s or its Subsidiaries’ ordinary course of business consistent with its respective past custom and practice.

“Outside Closing Date” is defined in Section 5.6(a)(ii).

“Patents” is defined in the definition of Intellectual Property in Section 9.9(e).

“Permits” means all permits, licenses, franchises and approvals of Governmental Bodies.

“Permitted Liens” means (i) Liens listed on Schedule 3.9(a), (ii) liens for Taxes not yet due and payable or for Taxes being diligently contested in good faith through appropriate proceedings and for which adequate reserves according to GAAP have been established, (iii) purchase money liens and liens securing rental payments under capital lease arrangements, (iv) mechanics’, materialmen’s, and similar liens arising or incurred in the Ordinary Course of Business, and (v) liens on balances contained in the Subsidiaries’ deposit accounts supporting letters of credit issued in the Ordinary Course of Business.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or government (whether federal, state, county, city or otherwise, including any instrumentality, division, agency or department thereof).

“Personal Property Leases” is defined in Section 3.9(a).

“Plan Affiliate” means, with respect to any Person, any other Person that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first Person or that is a member of the same “controlled group” as the first Person pursuant to Section 4001(a)(14) of ERISA.

“Post-Closing Straddle Period” is defined in Section 8.3(c).

“Pre-Closing Straddle Period” is defined in Section 8.3(c).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Premier” is defined in Recital B.

“Premier Financial Statements” is defined in Section 3.7.

“Privilege Period” is defined in Section 8.3(c).

“Products” means any and all products developed, manufactured, marketed or sold by the Company or any Subsidiary, whether work in progress or in final form.

“Purchase Price” is defined in Section 2.1.

“Purchase Price Decrease Amount” is defined in Section 2.3(a).

“Purchase Price Increase Amount” is defined in Section 2.3(a).

“Registered IP” is defined in Section 3.13(a).

“Release” has the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), provided, however, that the exclusions in such statutory definition shall not apply.

“Remedial Action” means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Waste; (ii) prevent the Release of any Hazardous Waste so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; and (iv) to correct a condition of noncompliance with Environmental Laws.

“Representatives” is defined in Section 5.9(a).

“Rule” or “Rules” means any laws, statutes, rules, regulations, orders, judgment, injunction, decree or other decision of any Governmental Body.

“Schedule Supplement” is defined in Section 5.9.

“Securities Act” means the Securities Act of 1933, as amended, or any successor law and regulations and rules pursuant thereto.

“Sellers” is defined in the Preamble.

“Seller Indemnified Party” is defined in Section 8.2(b).

“Seller Related Persons” is defined in Section 8.5.

“Seller Related Person Claims” is defined in Section 8.5.

“Seller Transaction Expenses” means the third party fees and expenses (including legal, accounting, investment banking, advisory and other fees and expenses) payable by the Company or any of its Subsidiaries or Sellers arising from, incurred in connection with or incident to this Agreement and the transactions contemplated hereby, including bonuses, severance, termination, change-in-control, retention or other payments to directors, officers or employees made or triggered in connection with the transactions contemplated hereby other than the Change-in-Control Payments and the Option Cancellation Payments.

“Seller Transaction Expenses Amount” is defined in Section 2.1.

“Shares” is defined in Recital A.

“Significant Customer” is defined in Section 3.23.

“Significant Supplier” is defined in Section 3.23.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons-and icons; and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Stockholder Vote” is defined in Section 5.10.

“Straddle Period” is defined in Section 8.3(c).

“Subsidiaries” is defined in Recital B.

“Subsidiary Shares” is defined in Section 3.1.

“Survival Period” is defined in Section 8.2(d).

“Tax” or “Taxes” means (i) any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, ad valorem, escheat, unclaimed or abandoned property, severance, stamp, occupation, premium, profits, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, employment, unemployment, disability, payroll, license, employee or other withholding, or other tax, similar governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any law or Governmental Body, whether disputed or not, (ii) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, (iii) any liability for the payment of any amounts as a result of being a party to any tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person, and (iv) any liability for the payment of any of the foregoing types as a successor, transferee or otherwise.

“Tax Deductions” means any item of loss or deduction resulting from or attributable to (i) transaction bonuses, changes-in-control payments, severance payments, retention payments or similar payments made to employees or other service providers of the Company or any of its Subsidiaries, including but not limited to the Change-in-Control Payments; (ii) the fees, expenses and interest incurred by the Company or any Subsidiary with respect to the payment of any Indebtedness, including the Closing Indebtedness Amount; (iii) the amount of investment banking, legal and accounting fees and expenses paid or payable by the Company or any of its Subsidiaries; and (iv) the amount of any deduction for federal income Tax purposes as a result of the exercise or payment for cancellation of employee or other compensatory options arising in connection with the transactions contemplated by this Agreement and as determined by Sellers in good faith, including but not limited to as a result of the Option Cancellation Payments.

“Tax Documents” is defined in Section 8.3(a).

“Tax Matter” is defined in Section 8.3(f).

“Tax Returns” means returns, declarations, elections, forms (including estimated Tax), reports, claims for refund, information returns or other documents (including any related or supporting schedules, supplements, attachments, statements or information) filed or issued, or required to be filed or issued, in connection with the determination, assessment or collection of any Taxes of any party or in connection with the administration of any laws, regulations or administrative requirements relating to any Taxes including any amendment thereof.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used or useful in the design/development, reproduction, maintenance or modification of, any of the Products.

“Trade Secrets” is defined in the definition of Intellectual Property in Section 9.9(e).

“Transaction Documents” means all agreements, documents, instruments, and certificates contemplated by this Agreement or being executed or delivered pursuant to or in connection with the consummation of the transactions contemplated by this Agreement, including this Agreement.

“Transfer Taxes” is defined in Section 8.3(d).

“Unaudited Financial Statements” is defined in Section 3.7.

“Upper Collar Amount” is defined in Section 2.3(a).

“Working Capital Collar” is defined in Section 2.3(a).

“Working Capital Escrow Amount” is defined in Section 2.2(b).

9.10 Entire Agreement. The Transaction Documents, the Preamble, the Recitals and all the Schedules and Exhibits attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof) and the Confidentiality Agreement set forth the entire understanding of the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof.

9.11 Third Parties. Except as expressly set forth herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person or entity, other than the parties to this Agreement and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

9.12 Specific Performance. The parties acknowledge and agree that the breach of this Agreement by Sellers, on the one hand, and Buyer, on the other hand, would cause irreparable damage to other party for which there would be no adequate remedy at law. Therefore, the obligations of the parties under this Agreement shall be enforceable by injunctive relief to restrain a breach or threatened breach, or by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

9.13 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(Remainder of Page Intentionally Left Blank; Signature Page Follows.)

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the Effective Date.

SELLERS:	BERTRAM GROWTH CAPITAL I, L.P.,
a Delaware limited partnership

	By:	Bertram Growth Capital I (GP), L.P., a Delaware limited partnership
	Its:	General Partner

		By:	Bertram Growth Capital I (GPLLC), L.L.C., a Delaware limited liability company
		Its:	General Partner

By:
Name:
Title:

BERTRAM GROWTH CAPITAL II, L.P.,
a Delaware limited partnership

	By:	Bertram Growth Capital II (GP), L.P., a Delaware limited partnership
	Its:	General Partner

		By:	Bertram Growth Capital II (GPLLC), L.L.C., a Delaware limited liability company
		Its:	General Partner

By:
Name:
Title:

BERTRAM GROWTH CAPITAL II-A, L.P.,
a Delaware limited partnership

	By:	Bertram Growth Capital II (GP), L.P., a Delaware limited partnership
	Its:	General Partner

		By:	Bertram Growth Capital II (GPLLC), L.L.C., a Delaware limited liability company
		Its:	General Partner

By:
Name:
Title:

[Signature Page – Stock Purchase Agreement]

COMPANY:	EDI HOLDINGS, INC.,
a Delaware corporation

By:
Name:
Title:

BUYER:	Nordson Corporation
an Ohio corporation

By:
Name:
Title:

[Signature Page – Stock Purchase Agreement]